Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

LITTELFUSE, INC.,
as Buyer

and

KEY SAFETY SYSTEMS, INC.
as Seller,

dated as of

APRIL 15, 2013

i

3.32	Related Party Transactions	24
3.33	Accounts Payable	24
3.34	Limitation on Warranties	25
IV. REPRESENTATIONS AND WARRANTIES OF BUYER		25
4.1	Organization	25
4.2	Authority and Enforceability	25
4.3	Third-Party Consents	25
4.4	No Conflict or Violation	26
4.5	Financing	26
4.6	Investment Intent	26
4.7	Brokers and Finders	26
4.8	Limitation on Warranties	26
V. PRE-CLOSING COVENANTS		27
5.1	Access and Investigation	27
5.2	Conduct of Business	27
5.3	Consents and Approvals	29
5.4	Required Antitrust Approvals	29
5.5	Commercially Reasonable Efforts	30
5.6	Update Schedules	30
5.7	No Solicitation	31
5.8	Confidentiality	31
5.9	Certain Matters	31
VI. ADDITIONAL COVENANTS		32
6.1	Buyer’s Obligation with Respect to Employees	32
6.2	Assistance in Proceedings	33
6.3	Retention of and Access to Books and Records	33
6.4	Escrow Agreement	34
6.5	Transition Services Agreement	34
6.6	Further Assurances	34
6.7	Press Releases	34
6.8	Covenant Not to Compete; Non-Solicitation of Employees	34
6.9	Directors’ and Officers’ Indemnification	36
6.10	Settlement of Intercompany Notes	37
6.11	Release	37
6.12	Seller Intellectual Property	37
6.13	Change in Control Obligations; Closing Indebtedness and Transaction Expenses	38
6.14	Retention of Employees	38
6.15	Transfer of Employees	38
VII. CONDITIONS TO CLOSING		38
7.1	Conditions to Obligations of Buyer	38
7.2	Conditions to Obligations of Seller	40
VIII. TAXES		40
8.1	Proration of Taxes; Tax Indemnification	40
8.2	Filing of Tax Returns	41
8.3	Amended Returns	43

8.4	Section 338(h)(10) Election	43
8.5	Transfer Taxes	43
8.6	Cooperation on Tax Matters	43
8.7	Taxes related to Hamlin Mexico Shares	44
IX. INDEMNIFICATION		44
9.1	Indemnification by Seller	44
9.2	Indemnification by Buyer	46
9.3	Defense of Third-Party Claims	46
9.4	Other Claims	47
9.5	Survival	47
9.6	Indemnification Limitations	48
9.7	Indemnification Escrow	50
9.8	Exclusive Remedy	51
X. TERMINATION		51
10.1	Termination	51
10.2	Effect of Termination	52
XI. OTHER PROVISIONS		52
11.1	Appendices, Exhibits and Schedules	52
11.2	Amendment	52
11.3	No Waiver	53
11.4	Entire Agreement; No Third Party Beneficiaries	53
11.5	Governing Law	53
11.6	Forum Selection	53
11.7	Notices	53
11.8	Execution of Agreement	54
11.9	Expenses	54
11.10	Construction	55
11.11	Successors and Assigns	55
11.12	Definitions	56
11.13	Specific Performance	56

APPENDIX A – DEFINITIONS

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Press Release
Exhibit D	Form of Releases
Exhibit E	Form of Supply Agreement
Exhibit F	Form of Special Power of Attorney – Hamlin Mexico Shares
Exhibit G	Form of Assignment of Intellectual Property

DISCLOSURE SCHEDULES

Schedule 1.2	Closing Working Capital
Schedule 1.3(a)	Seller’s Closing Statement
Schedule 1.3(b)	Seller Wire Transfer Instructions
Schedule 3.2	Qualification
Schedule 3.3	Subsidiaries and Investments
Schedule 3.4	Third-Party Consents
Schedule 3.6	Capitalization
Schedule 3.7(a)	Financial Statements
Schedule 3.7(b)	GAAP Exceptions
Schedule 3.9	Absence of Certain Changes
Schedule 3.10	Accounts Receivable
Schedule 3.12	Liens
Schedule 3.14(a)	Owned Real Property – List
Schedule 3.14(b)	Owned Real Property – Liens
Schedule 3.15	Leased Real Property
Schedule 3.16	Leased Personal Property
Schedule 3.17	Employment Matters
Schedule 3.18	Employee Benefit Plans
Schedule 3.19(b)(i)	Material Contracts – List
Schedule 3.19(b)(ii)	Oral Material Contracts – Summary
Schedule 3.20	Customers and Suppliers
Schedule 3.21	Tax Returns and Taxes
Schedule 3.22	Permits
Schedule 3.23	Intellectual Property Rights
Schedule 3.24	Pending Proceedings
Schedule 3.25	Compliance with Laws
Schedule 3.26	Environmental Matters
Schedule 3.27(a)	Insurance Coverage – Claims
Schedule 3.27(b)	Insurance Policies
Schedule 3.28	Product Warranties
Schedule 3.29	Product Liabilities
Schedule 3.31	Internal Controls
Schedule 3.32	Related Party Transactions
Schedule 5.2(a)	Employee Plans – Annual Merit Plan Adjustments
Schedule 5.9	Certain Matters
Schedule 6.10	Settlement of Intercompany Notes
Schedule 6.14	Retention of Employees
Schedule 6.15	Transfer of Employees
Schedule 7.1(d)	Closing Consents
Schedule 7.1(m)	Payoff and Release Letters
Schedule 9.1(d)	Indemnified Claim #1
Schedule 9.1(e)	Indemnified Claim #2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of April 15, 2013, by and among LITTELFUSE, INC. (“Buyer”), and KEY SAFETY SYSTEMS, INC. (“Seller”).  Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A attached hereto.

RECITALS

Hamlin, Incorporated, a Delaware corporation (the “Company”), including through the Hamlin Companies, is engaged in the business of supplying the automotive, industrial and consumer industries with sensor products through its facilities located in Europe, Asia, and the Americas (the “Business”).

Seller owns all of the issued and outstanding common stock, $0.01 par value per share, of the Company (the “Company Shares”).  With the exception of Hamlin Mexico, each of the Hamlin Companies is a direct or indirect wholly-owned subsidiary of the Company.  All of the issued and outstanding shares of Hamlin Mexico (the “Hamlin Mexico Shares” and, together with the Company Shares, the “Shares”) are held by the Hamlin Mexico Shareholders, each of which are indirect wholly-owned subsidiaries of the Seller.

Seller desires to sell, or cause to be sold, to Buyer, and Buyer desires to purchase from Seller and the Hamlin Mexico Shareholders, as the case may be, all of the Shares, upon the terms and subject to the conditions of this Agreement.

AGREEMENTS

The parties, intending to be legally bound, agree as follows:

I.  PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell and transfer, or cause to be sold and transferred, to Buyer, and Buyer shall purchase and accept from Seller and the Hamlin Mexico Shareholders, as the case may be, all of the Shares free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

1.2           Purchase Price.  The consideration for the Shares will be an amount (the “Purchase Price”) equal to:

(a)           $140,300,000 for the Company Shares (the “Company Purchase Price”);

(b)           $4,700,000 for the Hamlin Mexico Shares (the “Hamlin Mexico Purchase Price”);

(c)           plus or minus, as the case may be, the amount by which Closing Working Capital is greater than or less than, respectively, the Target Working Capital; provided however, that if the Closing Working Capital is no less than $20,500,000 or no more than $21,500,000, there shall be no adjustment of the Purchase Price pursuant to this Section 1.2(c) (the “Working Capital Adjustment”).  “Closing Working Capital” means the amount calculated by subtracting the Current Liabilities of the Hamlin Companies as of the Closing Date from the Current Assets of the Hamlin Companies as of the Closing Date in accordance with the calculation shown on Schedule 1.2.  “Current Assets” means that portion of the assets of the Hamlin Companies that constitute current assets as determined in accordance with GAAP (excluding all Cash and Cash Equivalents and all income Tax assets), and “Current Liabilities” means liabilities of the Hamlin Companies that constitute current liabilities as determined in accordance with GAAP (excluding the Transaction Expenses, all income Tax liabilities and the current portion of any Debt).  The “Target Working Capital” is $21,000,000;

(d)           plus all Cash and Cash Equivalents of the Hamlin Companies as of the Closing Date (the “Closing Cash”);

(e)           minus all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Hamlin Companies or Seller has been billed for such expenses (the “Closing Transaction Expenses”); and

(f)           minus all Debt of the Hamlin Companies as of the Closing Date (the “Closing Indebtedness”).

1.3           Payment of Purchase Price.  The Purchase Price shall be paid as follows:

(a)           No later than the third Business Day immediately preceding the Closing Date, Seller shall deliver to Buyer (1) a closing statement (which shall be attached to this Agreement as Schedule 1.3(a)), setting forth in detail the Seller’s good faith estimate of (i) the amount by which the Closing Working Capital is greater than or less than, respectively, the Target Working Capital (the “Estimated Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the Closing Indebtedness (the “Estimated Closing Indebtedness”), in each case estimated as of the Closing Date, and (2) all books, records, accounting records and accounting work papers necessary to compute and verify the information set forth in such closing statement.  The “Estimated Purchase Price” shall equal the Purchase Price plus or minus the Estimated Working Capital plus the Estimated Closing Cash minus the Estimated Transaction Expenses minus the Estimated Closing Indebtedness.  If Buyer reasonably believes the Estimated Purchase Price delivered by Seller is unreasonable, Buyer and Seller shall cooperate in good faith to resolve such dispute.  If any disputed matter cannot be resolved, the Estimated Purchase Price will be calculated based upon the Seller’s position concerning such disputed matter without prejudice to the right of Buyer to raise such disputed matter again in accordance with the determination of the Final Purchase Price pursuant to Section 1.4.

(b)           At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i)           A cash payment in an amount equal to the Estimated Purchase Price (in accordance with Section 1.3(a)) minus the Escrow Fund (the “Closing Payment”), with such payment made by wire transfer of immediately available funds to the account or accounts as specified in Schedule 1.3(b); and

(ii)           A cash payment to Bank of America, N.A. (the “Escrow Agent”) of $7,250,000 (the “Escrow Fund”) into escrow to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement in substantially the form attached as Exhibit A (the “Escrow Agreement”).

(c)           Within five (5) Business Days after the calculation of the Final Purchase Price becomes final and binding on the parties pursuant to Section 1.4, Buyer or Seller, as the case may be, shall make the following payment:

(i)           If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller the amount of such difference (the “Underpayment”) by wire transfer of immediately available funds to the account or accounts as specified in Schedule 1.3(b); or

(ii)           If the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer the amount of such difference (the “Overpayment”) by wire transfer of immediately available funds to an account specified by Buyer.

(iii)           If Buyer or Seller, as the case may be, shall fail to pay the amount due and owing in accordance with this Section 1.3(c), such unpaid amount shall bear interest at the rate of eight percent (8%) per annum from the due date of such payment until paid in full.

1.4           Calculation of Final Purchase Price.

(a)           On or before the forty-fifth (45th) calendar day following the Closing Date, Buyer shall (i) prepare, or cause to be prepared, a calculation of the Closing Working Capital, Closing Cash, Closing Transaction Expenses, the Closing Indebtedness and the adjusted Purchase Price based thereon (collectively, the “Closing Financial Information”) and (ii) deliver the Closing Financial Information to Seller.  Seller shall have the right, at Seller’s sole expense, to observe the physical inventory performed by Buyer and its Representatives in connection with the preparation of the Closing Financial Information.

(b)           During the forty-five (45) day period following Seller’s receipt of the Closing Financial Information, Seller shall be permitted, upon reasonable advance written notice to the Company, reasonable access to review the books, records, accounting records and accounting work papers (including work papers of Buyer’s outside accountants, but only if Seller executes an access agreement provided by such outside accountant) used in the preparation of the Closing Financial Information.  The Purchase Price as calculated by Buyer shall become final and binding upon the parties on the 45th calendar day following Seller’s receipt of the Closing Financial Information, unless Seller gives written notice of its disagreement (the “Notice of Disagreement”) with Buyer’s calculation of the Purchase Price to Buyer prior to such date.  The Notice of Disagreement shall specify in reasonable detail the Seller’s good faith calculation of each item of the Closing Financial Information that is in dispute.

(c)           If Seller timely delivers to Buyer the Notice of Disagreement, then the calculation of the Purchase Price shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date all disputed matters are finally resolved in writing by the Reviewing Accountant.  If the parties fail to resolve the issues outstanding with respect to the Notice of Disagreement and the calculation of the Purchase Price within thirty (30) days after Buyer’s receipt of the Notice of Disagreement, the parties shall submit the issues remaining in dispute to a partner having relevant expertise and practicing at the Detroit, Michigan office of PricewaterhouseCoopers LLP, or, if such firm is unable or unwilling to act, a partner having relevant expertise at such other nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing (the “Reviewing Accountant”).  Seller and Buyer shall jointly instruct the Reviewing Accountant that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were included in the Notice of Disagreement and that remain in dispute between the parties, (C) shall make its determination based upon the terms and conditions set forth in this Section 1.4(c) and within the range of (1) the amount of the disputed items set forth in the Closing Financial Information and (2) the amount of the disputed items set forth in the Notice of Disagreement and (D) shall render its decision within sixty (60) days after the referral of the dispute to the Reviewing Accountant for a decision pursuant hereto.  The determination by the Reviewing Accountant shall be final, binding and conclusive on the parties.  The fees and expenses of the Reviewing Accountant incurred in rendering any judgment pursuant to this Section 1.4 shall be borne solely by the non-prevailing party.  The fees and expenses of Seller’s advisors incurred in connection with their review of the Closing Financial Information and, if applicable, the Notice of Disagreement, shall be borne by Seller, and the fees and expenses of Buyer’s advisors incurred in connection with its preparation of the Closing Financial Information, and, if applicable, the Notice of Disagreement, shall be borne by Buyer.  Judgment may be entered upon the determination of the Reviewing Accountant in any court having jurisdiction over the party against which such determination is to be enforced.  The Purchase Price, once modified and/or agreed to in accordance with this Section 1.4 shall become the “Final Purchase Price”.

1.5           Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Suite 2300, Detroit, Michigan 48243, at 10:00 a.m., local time, on the third Business Day following the date of satisfaction (or, to the extent permitted by Law, waived by the party entitled to benefits thereof) of the conditions set forth in Section 7.1 and Section 7.2 (other than conditions with respect to actions the respective parties will take at the Closing itself) or at such other location, time, date, or in such other manner (e.g., exchange of PDF or facsimile signatures, etc.) as may be mutually agreed upon between Buyer and Seller (such time and date being herein called the “Closing Date”).  All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. local time on such date.

1.6           Deliveries at the Closing.  At the Closing:

(a)           Seller shall deliver to Buyer (i) certificates representing the Shares, free and clear of all Liens, duly endorsed (or accompanied by duly executed stock powers), (ii) the various agreements, certificates and other documents and instruments referred to in Section 7.1, and (iii) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

(b)           Buyer shall deliver to Seller, and other designated Persons, as the case may be, (i) the Closing Payment, (ii) the various agreements, certificates and other documents and instruments referred to in Section 7.2, and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

II.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Seller represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the corresponding section of the Schedules:

2.1           Organization.  Each of Seller and the Hamlin Mexico Shareholders is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.  Each of Seller and the Hamlin Mexico Shareholders has all requisite power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

2.2           Authority and Enforceability.  Each of Seller and the Hamlin Mexico Shareholders has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by Seller and the Ancillary Agreements to which Seller or any of the Hamlin Mexico Shareholders is a party have been duly authorized by all requisite action on the part of Seller, the Company, and the Hamlin Mexico Shareholders, and no other proceedings on the part of Seller or any of its Subsidiaries is necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Upon the execution and delivery by Seller or any of the Hamlin Mexico Shareholders (as the case may be) of each Ancillary Agreement to which it is a party, such Ancillary Agreement will have been duly executed and delivered by such party and constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3           Third-Party Consents.  Except for the expiration of the applicable waiting period with respect to the Required Antitrust Approvals, no Consent of any third party or any Governmental Authority is required for the execution, delivery and performance of this Agreement by Seller or any of the Ancillary Agreements to which Seller or any of the Hamlin Mexico Shareholders is a party or the consummation of the transactions contemplated hereby or thereby.

2.4           No Conflict.  Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements by Seller or any of the Hamlin Mexico Shareholders nor the consummation by Seller and the Hamlin Mexico Shareholders of any of the transactions contemplated hereby or thereby will (i) violate any provision of their respective charter, bylaws or other governing documents, (ii) violate any Law or any Governmental Order to which Seller and the Hamlin Mexico Shareholders are subject; (iii) conflict with, result in any breach of, constitute a default under, result in the acceleration of, or give to others any rights of termination, acceleration, modification or cancellation of, any Contract to which Seller and the Hamlin Mexico Shareholders are a party or to which any of their respective assets are subject, or (iv) result in the creation of any Lien on any of the Shares owned by Seller and the Hamlin Mexico Shareholders.

2.5           Ownership of Shares.  Seller and the Hamlin Mexico Shareholders are the record and beneficial owners of the Company Shares and the Hamlin Mexico Shares, respectively, as set forth in Schedule 3.6, free and clear of any and all Liens (other than those that may be imposed by applicable securities Laws).  Except for this Agreement, none of such Shares is subject to, and neither Seller nor any of the Hamlin Mexico Shareholders is a party to, (i) any option, warrant, purchase right or other Contract that could require Seller or such Hamlin Mexico Shareholder to sell, transfer or otherwise dispose of any of such Shares or (ii) any voting trust, proxy or other Contract or understanding with respect to the voting of any of such Shares.

III.  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the corresponding section of the Schedules:

3.1           Organization; Authority.  Each of the Hamlin Companies is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other formation.  Each of the Hamlin Companies has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on the Business, as it is now being conducted.  Seller has made available to Buyer complete copies of the articles of incorporation, bylaws, or other governing documents of the Hamlin Companies.  Each of the Hamlin Companies has full power and authority (including full corporate or other entity power and authority) to execute and deliver each of the Ancillary Agreements to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance of each of the Ancillary Agreements to which any of the Hamlin Companies is a party have been duly authorized by all requisite action on the part of such Hamlin Company, and no other proceedings on the part of such Hamlin Company is necessary to authorize any of the Ancillary Agreements to which it is a party or to consummate the transactions contemplated thereby.  Upon the execution and delivery by any of the Hamlin Companies (as the case may be) of each Ancillary Agreement to which it is a party, such Ancillary Agreement will have been duly executed and delivered by such Hamlin Company and constitute the legal, valid and binding obligation of such Hamlin Company, enforceable against such party in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2           Qualification.  Each of the Hamlin Companies is duly qualified or licensed to conduct the Business and in good standing in each jurisdiction in which the nature of the Business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be material.  Schedule 3.2 sets forth the jurisdiction of incorporation or formation of each of the Hamlin Companies and each state or other jurisdiction in which such Hamlin Company is licensed or qualified to do business.

3.3           Subsidiaries and Investments.  Except as set forth on Schedule 3.3, the Hamlin Companies do not hold any stock or other interest, either of record, beneficially or equitably, in any Subsidiary or any other Person.

3.4           Third-Party Consents.  Except for the expiration of the applicable waiting period with respect to the Required Antitrust Approvals and except as set forth in Schedule 3.4, no Consent of any third party to any Material Contract or of any Governmental Authority is required to be obtained by any of the Hamlin Companies in connection with the execution, performance and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.5           No Conflict.  Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby will (i) violate any provision of the articles of incorporation, bylaws, or other governing documents of any of the Hamlin Companies; (ii) violate any Law or Governmental Order to which any of the Hamlin Companies is subject; or (iii)  except as set forth in Schedule 3.4, conflict with, result in any breach of, constitute a default under, result in the acceleration of, or give to others any rights of termination, acceleration, modification or cancellation of, or result in the creation of any Lien on any of the Hamlin Companies’ assets pursuant to, any Material Contract to which any of the Hamlin Companies is a party or by which any of its assets is subject, except in the cases of clauses (ii) and (iii) as would not be material.

3.6           Capitalization.  The entire authorized capital stock of each of the Hamlin Companies, as well as the issued and outstanding shares of each of the Hamlin Companies and the record and beneficial owners of such shares, is set forth on Schedule 3.6.  All of such shares are duly authorized, validly issued, fully paid and nonassessable and held of record by the Seller, the Company and the Hamlin Mexico Shareholders, as set forth on Schedule 3.6, free and clear or all Liens (other than those that may be imposed by applicable securities Laws and other than as reflected on Schedule 3.6.  There are no outstanding securities of the Hamlin Companies convertible into, or exchangeable or exercisable for, shares or other ownership interests in any of the Hamlin Companies.  There are no outstanding options, warrants, purchase rights, conversion rights, exchange rights or other Contract that could require any of the Hamlin Companies to issue, sell, or otherwise cause to be outstanding or to acquire, repurchase or redeem any of its capital stock or other ownership interests.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to any of the Hamlin Companies.  There are no voting trusts, proxies, or other Contracts with respect to the voting of the stock or other ownership interests of any of the Hamlin Companies.

3.7           Financial Condition.  Attached to Schedule 3.7(a) are complete copies of (a) the unaudited balance sheet of the Hamlin Companies as of December 31, 2011 and December 31, 2012, and the related unaudited statement of income for the fiscal years then ended (collectively, the “Financial Statements”), and (b) the unaudited balance sheet of the Hamlin Companies as of February 28, 2013 (the “Pre-Closing Balance Sheet”), and related statement of income for the period then ended.  The Financial Statements, Pre-Closing Balance Sheet and related statement of income are in accordance with the books and records of the Hamlin Companies (which are in turn correct and complete in all material respects) and have been prepared in accordance with GAAP, subject to the exceptions to GAAP set forth on Schedule 3.7(b).  Such balance sheets fairly present in all material respects the financial condition, assets and liabilities of the Hamlin Companies as of the dates indicated, and such statements of income fairly present in all material respects the results of operations of the Hamlin Companies for the periods indicated, subject, in the case of interim statements, to normal, recurring year-end adjustments (none of which will be material individually or in the aggregate).

3.8           No Undisclosed Liabilities.  There are no liabilities of the Hamlin Companies in excess of $1,087,500 in the aggregate (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), other than (i) liabilities adequately reflected or reserved against on the Pre-Closing Balance Sheet, (ii) liabilities under an executory portion of a Contract that arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty, (iii) liabilities for Transactions Expenses, (iv) liabilities incurred since the date of the Pre-Closing Balance Sheet in the Ordinary Course of Business (none of which resulted from any default, tort, breach of contract, breach of warranty, environmental liability, claim or lawsuit), (v) liabilities or obligations disclosed in the Schedules to Article III attached hereto, or (vi) liabilities related to environmental, product warranties or product liabilities.

3.9           Absence of Certain Changes.  Since the date of the Pre-Closing Balance Sheet, the business of the Hamlin Companies has been conducted in the Ordinary Course of Business (except for the negotiations and related actions with the Buyer with respect to the transactions contemplated in this Agreement), and there has not been any Material Adverse Effect and no event has occurred that could reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, except for the execution of this Agreement or as expressly contemplated by this Agreement and except as described on Schedule 3.9, from the date of the Pre-Closing Balance Sheet and through the date of this Agreement:

(a)           none of the Hamlin Companies has sold, leased, transferred or assigned any assets having a value in excess of $100,000 in the aggregate, other than the sale of inventory in the Ordinary Course of Business;

(b)           none of the Hamlin Companies has (i) accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving annual payments of more than $250,000 to which the Company is a party or by which it is bound or any Contract that, if in existence on the date hereof, would be required to be listed on Schedule 3.19 or (ii) received written or, to the Seller’s Knowledge, oral notice from any Person regarding the acceleration, termination, modification or cancelation of a Contract that, if in existence on the date hereof, would be required to be listed on Schedule 3.19;

(c)           none of the Hamlin Companies has forgiven, canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $250,000 in the aggregate;

(d)           none of the Hamlin Companies has experienced any damage, destruction or loss (whether or not covered by insurance), normal wear and tear excepted, to any of its assets or properties in excess of $250,000 in the aggregate;

(e)           none of the Hamlin Companies has granted an increase in the compensation of, or benefits payable or provided to, any officer, consultant or employee, except increases set forth on Schedule 3.9 or as required by existing Contracts;

(f)           none of the Hamlin Companies has (i) made or committed to make any capital expenditure in excess of amounts provided in the Hamlin Companies’ operating plan set forth on or attached to Schedule 3.9 with respect to the Business or (ii) failed to make any capital expenditures in accordance with the Ordinary Course of Business;

(g)           none of the Hamlin Companies has (i) materially changed any of its methods of accounting or any other accounting practice with respect to the Business or (ii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(h)           none of the Hamlin Companies has issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its organizational documents or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);

(i)           made or changed any material Tax election, changed an annual Tax accounting period, adopted or changed any material Tax accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any material Tax assessment or deficiency, surrendered any right to claim a refund of Taxes, or consented or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(j)           none of the Hamlin Companies has committed to do any of the foregoing.

3.10           Accounts Receivable.  The Receivables of the Hamlin Companies as set forth in the Pre-Closing Balance Sheet or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business as to which full performance has been rendered by the Hamlin Companies.  Such Receivables are not subject to any pending or, to the Knowledge of Seller, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the Receivables as set forth in the Pre-Closing Balance Sheet or as set forth on Schedule 3.10.  Such reserves are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.

3.11           Inventories.  All Inventory reflected on the Pre-Closing Balance Sheet or acquired since the date thereof (i) was acquired and has been maintained in the Ordinary Course of Business and includes only items sold by the Business in the Ordinary Course of Business; and (ii) subject to any reserve for obsolete inventory recorded by the Hamlin Companies, consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business.  The Inventory disposed of subsequent to the date of the Pre-Closing Balance Sheet has been disposed of only in the Ordinary Course of Business.

3.12           Title.  Each of the Hamlin Companies has good and marketable title to, or a valid leasehold interest, license or bailment right in, all of its assets and properties used by them, located on their premises or shown on the Pre-Closing Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business), free and clear of all Liens, except: (i) as set forth on Schedule 3.12; and (ii) Permitted Liens.  The assets and properties owned, leased or licensed or subject to a bailment right by the Hamlin Companies, along with those assets and properties provided for use by Seller under the Supply Agreement and Transition Services Agreement, constitute all the assets and properties that are used or held for use by the Hamlin Companies in the conduct of the Business as presently conducted by the Hamlin Companies.

3.13           Condition of Assets.  The assets of the Hamlin Companies have been maintained and repaired in accordance with normal industry practice and are in such condition and repair, reasonable wear and tear excepted, as is suitable for the purposes for which they are presently used by the Hamlin Companies.

3.14           Owned Real Property.  Schedule 3.14(a) contains a complete list of all Real Property in which any of the Hamlin Companies has a fee simple interest (“Owned Real Property”).  The Hamlin Company set forth on Schedule 3.14(a) is the sole titleholder of record and owns indefeasible fee simple absolute title and all equitable interest therein to the land, land improvements and buildings legally described as set forth in Schedule 3.14(a), together with all privileges, rights, easements, hereditaments, and appurtenances thereunto belonging, free and clear of all Liens, except as set forth in Schedule 3.14(b).  The Hamlin Companies have not leased, licensed or otherwise granted to any Person the right to use or occupy any of the Owned Real Properties or any portion thereof.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.  None of the Hamlin Companies has been notified of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein.  None of the Hamlin Companies has received any notice of any material tax assessment affecting any Owned Real Property.  Complete copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property in the possession or control of Seller, its Subsidiaries or the Hamlin Companies as of the date of this Agreement have been made available to Buyer.

3.15           Leased Real Property.  Schedule 3.15 contains a complete list of all leases and other agreements under which real property is leased by any of the Hamlin Companies or is used or held for use in the operation of the Business (the “Leased Real Property”).  Seller has delivered to Buyer complete copies of all such leases.  Subject to the respective terms and conditions in such leases, one of the Hamlin Companies is the sole legal and equitable owner of the leasehold interest in each Leased Real Property, free and clear of all Liens (other than Permitted Liens).  All of such leases and agreements are in full force and effect and there is no material default by any of the Hamlin Companies or, to the Knowledge of Seller, by any other third party thereunder.  Each of the Hamlin Companies enjoys peaceful and undisturbed possession of all such Leased Real Property.  None of the Hamlin Companies has been notified of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting any parcel of the Leased Real Property or any portion thereof or interest therein.  Except for the Real Property to be licensed for use by the Hamlin Companies under the Transition Services Agreement, the Owned Real Property and the Leased Real Property comprises all of the real property used or, to the Knowledge of Seller, presently intended to be used in the Business.  No Hamlin Company is a party to any Contract or option to purchase any real property or interest therein.

3.16           Leased Personal Property.  Schedule 3.16 contains a complete list of all leases and other agreements under which any of the Hamlin Companies leases any Personal Property owned by any other Person that obligates any of the Hamlin Companies to make annual lease payments in excess of $25,000.  Seller has made available to Buyer complete copies of all such leases and agreements.  All of such leases and agreements are in full force and effect, and, to the Knowledge of Seller, there is no material default thereunder.

3.17           Employment Matters.

(a)           Schedule 3.17 lists the name, current annual salary or wage rates, and position, as of the date of this Agreement, of each of the Employees who is paid at an annual rate in excess of $100,000 per annum for salary or wages.

(b)           Except as disclosed on Schedule 3.17: (i) none of the Hamlin Companies is a party to any collective bargaining agreement, and to the Knowledge of Seller, there are and since January 1, 2009 have been no labor unions representing or engaged in any organizing activity with respect to any employees of the Hamlin Companies; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened against any of the Hamlin Companies; (iii) there is no labor strike, slowdown, work stoppage, or lockout in effect or, to the Knowledge of Seller, threatened; (iv) no action, suit or complaint, by or before any Governmental Authority brought by or on behalf of any employees, former employee, retiree or labor organization is pending or, to the Knowledge of Seller, threatened and (v) no grievance or arbitration demand or Proceeding pursuant to a collective bargaining agreement is pending or, to the Knowledge of Seller, threatened against the Hamlin Companies that involves an attempt by any labor organization to extend its jurisdiction or representation rights, or apply its collective bargaining agreement, to the Hamlin Companies.

(c)           To the Knowledge of Seller, no Key Employee, independent contractor or, to the extent he is an employee of the Hamlin Companies, no officer or director of the Hamlin Companies is a party to, or is otherwise bound by, any agreement or arrangement between such individual and any other Person that in any way materially and adversely affects or will affect (i) the performance of his duties as a Key Employee, officer or director of the Hamlin Companies, or (ii) the ability of the Hamlin Companies to conduct the Business as conducted on the date hereof.  To the Knowledge of Seller, no such Key Employee, independent contractor, officer or director has communicated to the Hamlin Companies, or to any of their officers or directors, that such Person intends to cancel or otherwise terminate such Person’s employment or service as a result of the consummation of the transactions contemplated hereby.

(d)           The Hamlin Companies have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”) and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Closing Date.  The Hamlin Companies have not given, and have not been required to give, any notice under WARN within 90 days prior to the Closing Date.

(e)           None of the Hamlin Companies is a party to any professional employer organization (PEO) or management services agreement with any Person pursuant to which such Person and a Hamlin Company serves as a joint employer (excluding any agreements involving contract employees).

(f)           Schedule 3.17 lists the names, location of employment, position, immigration status (e.g., H-1B, L-1A) and employment authorization expiration date of any employee of the Company who is not either a legal permanent resident or a United States citizen.  As used herein, the term “foreign national” means a person who is not a citizen of the United States of America.  There are no unresolved past, pending or, to the Knowledge of the Seller, threatened administrative, regulatory or judicial Proceedings, Governmental Orders, liabilities, losses, penalties, fines, fees, demands, demand letters, directives, claims or notices of noncompliance or violation relating in any way to the Company in connection with the employment of foreign nationals.

3.18           Employee Benefit Plans.

(a)           Schedule 3.18 contains a complete list of all material Employee Plans under which Employees participate as of the date hereof.  The Hamlin Companies will have no liability or potential liability from and after the Closing Date with respect to any Employee Plan established by Seller for the Hamlin Companies’ U.S. employees (excluding any individual offer letter, employment agreement or change of control agreements applicable to the Hamlin Companies’ U.S. employees).

(b)           Except as set forth in Schedule 3.18, (1) none of the Hamlin Companies has any unfunded liabilities in connection with any of the Employee Plans; (2) all contributions, premium payments and other payments due from any of the Hamlin Companies to or under such Employee Plans have been paid in a timely manner; and (3) all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

(c)           Except as set forth in Schedule 3.18, none of the Hamlin Companies nor any ERISA Affiliate has ever had any liability (including any withdrawal liability (whether partial or otherwise) as defined in Section 4201 of ERISA) under or with respect to any “multiemployer plan,” “defined benefit pension plan,” “multiple employer plan” or “multiple employer welfare arrangement” (as defined in ERISA and the Code).

(d)           Except as set forth in Schedule 3.18, each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, other applicable law, and all regulations thereunder.  With respect to each Employee Plan that is or was an employee pension benefit plan within the meaning of Section 3(2) of ERISA, if such plan is intended to meet the requirements of a “qualified plan” under Code Section 401(a), then it has received and is entitled to rely on a determination from the Internal Revenue Service that it is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter).  To the Knowledge of Seller, no event or documentation defect with respect to any Employee Plan has occurred which would reasonably cause the Hamlin Companies to incur any monetary penalty or other liability.

(e)           No Employee Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing the continuation of medical, dental, vision, life, or disability insurance or other Employee Plan coverage for any employee or former employee of the Hamlin Companies or their dependents or beneficiaries for any period of time beyond termination of employment (except to the extent of coverage required under COBRA).

(f)           Except as set forth on Schedule 3.18, the execution, delivery and performance of this Agreement by Seller will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Hamlin Companies or such Employee Plan to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of any Hamlin Company or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of any Hamlin Company.

(g)           Except as set forth in Schedule 3.18, all nonqualified deferred compensation plans (within the meaning of Code Section 409A) of the Hamlin Companies are either in full compliance with, or meet an exemption from, Section 409A of the Code, have been administered in good faith compliance with such Code section at all times from the period beginning January 1, 2005 through December 31, 2008, and have been amended (to the extent necessary) prior to January 1, 2009 to comply with Section 409A of the Code.

(h)           No Employee Plan could give rise to the payment of any amount that would not be deductible pursuant to Code Section 162(m) or 280G.

3.19           Material Contracts.

(a)           For purposes hereof, the term “Material Contracts” shall mean all Contracts to which one of the Hamlin Companies is a party with respect to each of the following categories:

(i)           for the purchase or sale by any of the Hamlin Companies of goods or services involving annual payments by the Hamlin Companies anticipated as of the date of this Agreement or as of the Closing to be in excess of $250,000, or involving annual receipts by the Hamlin Companies anticipated as of the date of this Agreement or as of the Closing to be in excess of $250,000, in each case, including with any Significant Customer or Significant Supplier and other than purchase orders relating to pending capital expenditures and other purchase orders or sales orders entered into in the Ordinary Course of Business;

(ii)           pertaining to employment or consulting arrangements with any officer, director, consultant or employee of any of the Hamlin Companies that provide for annual compensation in excess of $100,000 or for  change of control benefits or otherwise providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(iii)           relating to Debt of any of the Hamlin Companies involving an amount in excess of $250,000;

(iv)           relating to leases, licenses, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property relating to the Business, in each case involving an amount in excess of $25,000 per annum;

(v)           constituting a collective bargaining agreement or other Contract with any labor union;

(vi)           with any Significant Customer or Significant Supplier, other than purchase orders or sales orders entered into in the Ordinary Course of Business;

(vii)           any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal;

(viii)           any severance agreement or arrangement, in each case involving an amount in excess of $100,000;

(ix)           under which any of the Hamlin Companies has advanced or loaned to any other Person amounts in the aggregate exceeding $10,000;

(x)           with Seller or any of its Subsidiaries, or, to the Knowledge of Seller, any of their respective directors, officers, managers, members or shareholders, other than purchase orders or sales orders entered into in the Ordinary Course of Business with Seller and its Subsidiaries;

(xi)           pursuant to which any of the Hamlin Companies uses Intellectual Property that is not owned by the Hamlin Companies or pursuant to which any of the Hamlin Companies grants any other Person the right to use any Intellectual Property owned by the Hamlin Companies;

(xii)           relating to any joint venture, partnership or similar legal relationship or involving a sharing of profits, losses, costs or liabilities with any other Person; or

(xiii)           that (A) prohibit any of the Hamlin Companies from competing in any specified geographical area with respect to the Business or from soliciting customers, suppliers or employees with respect to the Business or (B) limit the freedom of any of the Hamlin Companies to engage in any line of business or to compete with any Person.

(b)           Schedule 3.19(b)(i) sets forth a complete list of all Material Contracts.  Seller has heretofore made available to Buyer complete copies of all written Material Contracts.  Schedule 3.19(b)(ii) contains an accurate and complete description of all material terms of all oral Material Contracts (if any).  Each Material Contract is valid, binding and enforceable against the Hamlin Companies and, to the Knowledge of Seller, the other parties thereto, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.  Each of the Hamlin Companies has performed, in all material respects, all obligations under the Material Contracts required to be performed by it and has not otherwise breached in any material respect any of its obligations under any Material Contract, and none of the Hamlin Companies has received any written or, to the Knowledge of Seller, oral claim of any material default under any Material Contract.  No Material Contract has been canceled by any of the Hamlin Companies or, to the Knowledge of Seller, any other party thereto.  To the Knowledge of Seller, there is no material breach or anticipated breach by any other party to any Material Contract.  To the Knowledge of Seller, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any Material Contract or would permit the termination, modification or acceleration of such Material Contract.

3.20           Customers and Suppliers.  Except as set forth in Schedule 3.20, Seller has no Knowledge, and neither Seller nor any Hamlin Company has received any written or, to the Knowledge of Seller, oral notice, of any intention of a Significant Customer or a Significant Supplier of the Hamlin Companies to terminate its business relationship with any of the Hamlin Companies or to limit or alter its business relationship with any of the Hamlin Companies in any material respect.  The term “Significant Customer” means any of the ten (10) largest customers, by dollar volume, of the Hamlin Companies during the 2012 calendar year and the fourteen month period ended February 28, 2013, and the term “Significant Supplier” means any of the ten (10) largest suppliers, by dollar volume, of the Hamlin Companies during the 2012 calendar year and year and the fourteen month period ended February 28, 2013.  Schedule 3.20 contains a complete list of the Significant Customers and Significant Suppliers of the Hamlin Companies and the dollar volume of business with each Significant Customer and Significant Supplier during calendar year 2012 and year and the fourteen month period ended February 28, 2013.

3.21           Tax Returns and Taxes.

(a)           Schedule 3.21 contains a complete list of all states, territories and jurisdictions (whether foreign or domestic) in which each of the Hamlin Companies, or Seller or its Affiliates in respect of, inter alia, the activities of any of the Hamlin Companies, files income, franchise or sales Tax Returns.

(b)           Each of the Hamlin Companies has:

(i)           timely filed (including extensions) all Tax Returns which are required to be filed by such entity with respect to any Tax, and such Tax Returns are true, correct and complete in all material respects; and

(ii)           timely paid all Taxes required to be paid.  Each of the Hamlin Companies is current in the payment of all installments and withholding and other employee Taxes or remittances which are due and payable.

(c)           None of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provision of state or local Law).

(d)           None of the Hamlin Companies has entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and each of the Hamlin Companies has properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(e)           None of the Hamlin Companies has received any written notice of assessment of additional Taxes and none of the Hamlin Companies has executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes.

(f)           Other than Permitted Liens, there are no Liens on any of the assets of any of the Hamlin Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(g)           Neither Seller nor any of the Hamlin Companies has received any written notice from any Governmental Authority concerning any Tax liability of any of the Hamlin Companies.

(h)           None of the Hamlin Companies or the Seller (nor any Person with a power of attorney on behalf of the Hamlin Companies or the Seller) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency of any of the Hamlin Companies.  There are no outstanding written requests by any Governmental Authority that any of the Hamlin Companies waive any statute of limitations in respect of Taxes or agree to an extension of time with respect to a Tax assessment or deficiency.

(i)           Schedule 3.21 sets forth all Tax Returns of the Hamlin Companies which have been amended since January 1, 2009.

(j)           During the past three years no claim has been made by a taxing authority in a jurisdiction where Seller or any of the Hamlin Companies does not file Tax Returns that any of the Hamlin Companies are or may be subject to Taxes assessed by such jurisdiction.

(k)           All material elections with respect to Taxes affecting the Hamlin Companies which have been made during the last three (3) years or are intended to be made are set forth in Schedule 3.21.

(l)           None of the Hamlin Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:

(i)           a change in method of accounting for a taxable period ending on or prior to the Closing Date,

(ii)           any “closing agreement,” as described in Code Section 7l2l (or any corresponding provision of state, provincial, municipal, local or foreign income Tax law),

(iii)           any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial, local or non-U.S. law),

(iv)           the application of Treasury Regulation Section 1.1502-36 (or any corresponding or similar provision of federal, state, provincial, local, or non-U.S. law), or

(v)           an election under Section 108(i) of the Code.

(m)           Seller is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law) with respect to the Company.

(n)           Copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Hamlin Companies with respect to the last three years with the Internal Revenue Service or any other Tax authority have been delivered to Buyers.

(o)           Each of the Hamlin Companies has timely and properly withheld and paid all Taxes or other amounts required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, provincial, local, or non-U.S. Law), and all Forms W-2, 1099, and similar forms required with respect thereto have been properly completed and timely filed.

(p)           None of the assets of any of the Hamlin Companies are “tax exempt use property” within the meaning of Section 168(h) of the Code.

(q)           Except as set forth in Schedule 3.21, Seller is not and none of the Hamlin Mexico Shareholders is a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(r)           Seller and the Hamlin Companies will terminate any tax sharing agreement as of the Closing Date.  Any such agreement thereafter will have no further force and effect.

(s)           Except as set forth in Schedule 3.21, none of the Hamlin Companies has been audited by the Internal Revenue Service, any non-U.S. Tax Governmental Authority or any other Governmental Authority within the past three years.

(t)           The Company has no liability for taxes of any person other than the Company under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. laws).

3.22           Permits.  Schedule 3.22 contains a list of all Permits (other than Environmental Permits) held or used by the Hamlin Companies that are material to the operation or conduct of the Business.  Such Permits (a) are in full force and effect and (b) no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any such Permit.  Each of the Hamlin Companies is in compliance in all material respects with each of such Permits.

3.23           Intellectual Property Rights.

(a)           Intellectual Property” means:

(i)           any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

(ii)           any trademark, service mark, trade dress, trade name (including social networking user account names), domain name, logo, or any other source identifiers, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

(iii)           any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content), whether published or unpublished, and any copyright therefor, and any application for registration, registration, or renewal of the copyright;

(iv)           any trade secret or confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

(v)           any industrial designs and any registrations and applications therefor; and

(vi)           the right to sue and recover damages, attorneys’ fees and costs for past infringement of any intellectual property in clauses (i), (ii), (iii) or (iv).

(b)           Schedule 3.23 lists all (i) patents and patent applications, (ii) trademark registrations and applications therefor and all unregistered material trademarks, and (iii) copyright registrations and applications therefor and all unregistered material copyrights, in each case that are either owned by any of the Hamlin Companies or owned by Seller and licensed to and used by any of the Hamlin Companies.  The Intellectual Property listed on Schedule 3.23 owned by Seller (the “Seller Intellectual Property”) shall be subject to the Assignment provision specified in Section 7.1(i).

(c)           Seller represents and warrants that the Intellectual Property owned by the Hamlin Companies and the Seller Intellectual Property licensed to and used by the Hamlin Companies are sufficient for the operation of the Business as currently conducted.  Seller and each of the Hamlin Companies have exercised reasonable commercial judgment in making filings and paying registration, maintenance and renewal fees for the purpose of maintaining the Seller Intellectual Property and the Intellectual Property owned by the applicable Hamlin Company, respectively.

(d)           Seller and each of the Hamlin Companies has all right, title, and interest in and to the Seller Intellectual Property and to the Intellectual Property owned by the applicable Hamlin Company, respectively, free and clear of any attachments, liens or encumbrances and Seller has the right to assign such Seller Intellectual Property to Buyer pursuant to Section 7.1(i).  In each case in which any of the Hamlin Companies has acquired, other than through a license, any Intellectual Property from any Person, the applicable Hamlin Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to such entity.

(e)           The Seller Intellectual Property owned by Seller and the Intellectual Property owned by the Hamlin Companies and, to the Knowledge of the Seller, any Intellectual Property licensed, used or exploited by the Hamlin Companies, is valid and subsists and has not been cancelled, or permitted to expire or become abandoned, except in the exercise of commercially reasonable business judgment.  No claim has been made, asserted, or threatened, or is pending against any of the Hamlin Companies based upon, challenging or seeking to deny or restrict the use or exploitation by such entity of any of the Intellectual Property owned or licensed by such entity.  Seller and each of the Hamlin Companies is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect its rights to own or use any Intellectual Property.

(f)           To the Knowledge of the Seller, except as set forth on Schedule 3.23, there is no infringement or misappropriation of any Intellectual Property owned or exclusively licensed by any of the Hamlin Companies.

(g)           To the Knowledge of the Seller, except as set forth on Schedule 3.23, none of the products or services provided by any of the Hamlin Companies conflict with or otherwise infringe or misappropriate the rights or property of any third party.  Except as set forth on Schedule 3.23, no claims are pending against any of the Hamlin Companies, and no written complaint, claim or demand has been received since January 1, 2009, alleging that any of the products or services provided by any of the Hamlin Companies conflict with or otherwise infringe or misappropriate the rights or property of any third party.

(h)           The Assignment of the Seller Intellectual Property to Buyer pursuant to Section 7.1(i) and the transactions contemplated by this Agreement shall have no adverse effect on the Buyer’s right, title and interest in and to the Seller Intellectual Property.  Seller has taken all commercially reasonable efforts to maintain and protect their rights in and to the Seller Intellectual Property.

(i)           The Seller Intellectual Property and the Intellectual Property owned by any of the Hamlin Companies was developed by (i) employees of Seller or one of the Hamlin Companies within the scope of their employment or (ii) independent contractors who have entered into written agreements with Seller or one of the Hamlin Companies that assigned all right, title and interest in and to any Intellectual Property developed to Seller or one of the Hamlin Companies.  To the Knowledge of Seller, no employee or independent contractor of Seller or one of the Hamlin Companies has entered into any agreement, contract, obligation, promise or undertaking that restricts or limits in any way the scope of the Seller Intellectual Property or the Intellectual Property owned by one of the Hamlin Companies or requires the employee or independent contractor to transfer, assign or disclose information concerning such Intellectual Property to anyone other than Seller or one of the Hamlin Companies.

3.24           No Pending Proceedings.  Except as set forth in Schedule 3.24, there is no (and during the last two years preceding the date hereof, there have not been any) Proceeding pending or, to the Knowledge of Seller, threatened against or affecting the Business, any of the Hamlin Companies or any of their respective properties or assets, at law or in equity in any case that individually could reasonably be expected to result in liability in excess of $100,000.  There are presently no outstanding Governmental Orders of any Governmental Authority or order of any arbitrator against or affecting the Business, any of the Hamlin Companies or any of their respective properties or assets, except as set forth on Schedule 3.24.  Neither Seller nor any of its Subsidiaries is engaged in or a party to or, to the Knowledge of Seller, threatened with any Proceeding or Governmental Order with respect to the transactions contemplated by this Agreement, and neither Seller nor any of its Subsidiaries has received written or, to the Knowledge of Seller, oral notice of a claim or dispute that is reasonably likely to result in any such Proceeding or Governmental Order with respect to the transactions contemplated by this Agreement.

3.25           Compliance with Laws.  Except as set forth in Schedule 3.25, the Business of the Hamlin Companies has been (since January 1, 2010) conducted, and the Hamlin Companies have been (since January 1, 2010) and are, in compliance in all material respects with all applicable Laws.  No written or, to the Seller’s Knowledge, oral notice, citation, summons or Governmental Order has been assessed and no Proceeding, investigation or review is pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to any alleged violation by any of the Hamlin Companies of any Law since January 1, 2010.  Since January 1, 2012, neither Seller nor any of the Hamlin Companies has received any written or, to the Seller’s Knowledge, oral notice or communication from a Governmental Authority or any other Person alleging any non-compliance of the foregoing.

3.26           Environmental Matters.Schedule 3.26 contains a description of all Environmental Permits currently held by the Hamlin Companies in connection with the operation of the Business, the Owned Real Property and the Leased Real Property.  Such Environmental Permits are in full force and effect, and no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke, terminate, or materially limit or modify any such Permit.  Each of the Hamlin Companies is and for the previous three (3) years has been in compliance in all material respects with each of such Permits.  Except as set forth in Schedule 3.26:

(a)           none of the Hamlin Companies has received or is a party to any inquiries, notices, Governmental Orders, Proceedings, demands, claims, citations, general or special notice letters, or information requests from any Person with regard to the conduct of the Business or any Owned Real Property or Leased Real Property relating to or arising from any applicable Environmental Laws that are either outstanding or were received in the previous three (3) years;

(b)           each of the Hamlin Companies is and has been for the previous three (3) years operating the Business, Owned Real Property and Leased Real Property in compliance with all Environmental Laws in all material respects;

(c)           none of the Business, the Owned Real Property or the Leased Real Property is subject to any judgment, decree, Governmental Order or citation which relates to or arises out of any Environmental Laws;

(d)           no material spill, discharge, deposit, disposal, leak, dumping, emission or other Release or threat of Release of any Hazardous Substances has occurred on, at or from the Owned Real Property or Leased Real Property or any other property currently or, to the Knowledge of Seller, formerly owned, operated, leased or used in connection with the Business in violation of any Environmental Law or in a manner that could give rise to any material liability, obligation, claim, demand, expense, cost or Loss under Environmental Laws;

(e)           Seller has not Released, disposed, arranged for disposal of, or exposed any employee or other individual to any Hazardous Substance, or owned or operated any property or facility in a manner that could give rise to any material liability obligation, claim, demand, expense, cost or Loss under Environmental Laws;

(f)           none of the Hamlin Companies nor any of their respective predecessors-in-interest or any other entity for or from which the Hamlin Companies have assumed environmental liability, utilizes or has ever previously utilized asbestos or asbestos-containing materials as a raw material, component or otherwise in connection with any of their respective products; and

(g)           Seller has delivered to Buyer complete copies and the results of any material reports, audits, assessments, investigations, analyses or tests in the possession, custody or control of the Seller or the Hamlin Companies pertaining to the actual or potential presence, treatment, storage, disposal, arrangement for disposal, Release or threatened Release of any Hazardous Substance in, on or under any Owned Real Property, Leased Real Property, any property formerly owned, leased, occupied or used by the Hamlin Companies or any property used by the Hamlin Companies for the treatment, storage or disposal of any Hazardous Substances or wastes or the compliance of the Business, the Owned Real Property and the Leased Real Property with Environmental Laws.

3.27           Insurance Coverage.  Seller maintains liability, casualty, property loss and other insurance coverages upon the Hamlin Companies with respect to the conduct of the Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations.  Seller is not in any material default with respect to its obligations under any of such policies.  There is no claim by Seller or any other Person pending under any such policies as to which coverage has been questioned, denied or disputed and which could be material to the Business or any of the Hamlin Companies.  Schedule 3.27(a) sets forth a list of all claims made under such policies, or under any other insurance policy covering the Business or any Hamlin Company since January 1, 2011.  Schedule 3.27(b) sets forth a list of all insurance policies maintained by Seller and covering the Hamlin Companies or the Business.

3.28           Product Warranties.  Except as disclosed on Schedule 3.28, to the Knowledge of Seller, each product or service sold, leased, or delivered by the Business is and has been sold, leased, or delivered in conformity with all applicable contractual warranties.  Except as disclosed on Schedule 3.28, there are no claims pending or, to the Knowledge of Seller, threatened against any of the Hamlin Companies with respect to any product warranty of the Hamlin Companies that covers products manufactured by any of the Hamlin Companies in any case that could reasonably be expected to result in liability in excess of $50,000 individually or $250,000 in the aggregate, except such as has not had or would not reasonably be expected to result in any liability in excess of the reserve for warranty claims set forth in the Pre-Closing Balance Sheet or as set forth on Schedule 3.28.

3.29           Product Liabilities.  Schedule 3.29 sets forth an accurate, correct and complete list and summary description of all pending or, to the Knowledge of Seller, threatened claims arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Business during the two years prior to the date hereof.

3.30           Brokers and Finders.  None of the Seller, the Hamlin Mexico Shareholders, or the Hamlin Companies has any liability, or is a party to any Contract under which any of the Hamlin Companies could be obligated, to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.31           Internal Controls.  Except as set forth on Schedule 3.31, the Hamlin Companies maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (a) material transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (c) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.32           Related Party Transactions.  Except as set forth on Schedules 3.6, 3.19 and 3.32, except for the Seller Intellectual Property, and except as otherwise contemplated in the Ancillary Agreements, neither Seller, its Subsidiaries, nor to the Knowledge of Seller (1) any officer, manager, partner, member, shareholder or director of Seller or any of its Subsidiaries nor (2) any of the Affiliates of any of the Hamlin Companies:

(a)           owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, customer, supplier, lessor or lessee of any Hamlin Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that is a publicly traded corporation;

(b)           has any claim against or owes any amount to, or is owed any amount by, any Hamlin Company, other than amounts owed in the Ordinary Course of Business to any such Person;

(c)           has any interest in or owns any material assets, properties or rights used in the conduct of the Business;

(d)           is a party to any Contract to which any Hamlin Company is a party or which otherwise benefits the Business, in each involving an amount in excess of $75,000 per annum, other than purchase orders or sales orders entered into in the Ordinary Course of Business with Seller and its Subsidiaries; or

(e)           is involved in any business relationship with the Hamlin Companies, in each involving an amount in excess of $75,000 per annum (other than in his or her capacity as an officer, director, employee or equity owner of the Hamlin Companies and other than purchase orders or sales orders entered into in the Ordinary Course of Business with Seller and its Subsidiaries).

3.33           Accounts Payable.  The accounts payable of the Hamlin Companies arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Hamlin Companies in good faith.

3.34           Limitation on Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES II OR III OR AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE HAMLIN COMPANIES, THEIR ASSETS OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ENVIRONMENTAL MATTERS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.  ALL OTHER REPRESENTATIONS OR WARRANTIES BY SELLER, THE HAMLIN MEXICO SHAREHOLDERS OR THE HAMLIN COMPANIES ARE HEREBY DISCLAIMED.

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV):

4.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

4.2           Authority and Enforceability.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreement to which Buyer is a party have been duly authorized by all necessary corporate action and no other proceedings on the part of Buyer is necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           Third-Party Consents.  Except for the expiration of the applicable waiting period with respect to the Required Antitrust Approvals, no Consent of any third party or any Governmental Authority is required for the execution, delivery and performance of this Agreement by Buyer or the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

4.4           No Conflict or Violation.  Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which Buyer is a party nor the consummation by Buyer of any of the transactions contemplated hereby or thereby will (i) violate any provision of its charter, bylaws or other governing documents; (ii) violate any Law or any Governmental Order to which Buyer is subject; or (iii) conflict with, result in any breach of, constitute a default under, or give to others any rights of termination, acceleration, modification or cancellation of, or result in the creation of any Lien on any of the assets of Buyer pursuant to, any Contract to which Buyer is a party or to which any of its assets are subject.

4.5           Financing.  Buyer has funds sufficient to consummate the transactions contemplated by this Agreement and will have such funds at the Closing.

4.6           Investment Intent.  Buyer is acquiring the Shares for its own account for investment and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.  Buyer understands that the Shares have not been registered under the Securities Act or any state securities laws and are being transferred to Buyer, in part, in reliance on the foregoing representation.

4.7           Brokers and Finders.  Neither Buyer nor any of its Affiliates is a party to any Contract under which Seller could be obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.8           Limitation on Warranties.

(a)           BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES II OR III OR AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, SELLER MAKES NO, AND BUYER IS NOT RELYING UPON ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE HAMLIN COMPANIES, THEIR ASSETS OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ENVIRONMENTAL MATTERS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

(b)           Buyer acknowledges and agrees that, in entering into this Agreement and in consummating the transactions contemplated hereby, it has relied and will rely solely upon the representations and warranties contained in Articles II and III and in the Schedules.  Without limiting the generality of the foregoing, Buyer has not and will not rely on any information learned or provided in connection with any presentation made by the Company, Seller or their respective Representatives, contained in any other document provided to it, any projections or forecasts or otherwise, including, but not limited to, the Company Overview Presentation dated August 2, 2012 and October 12, 2012.

V.  PRE-CLOSING COVENANTS

5.1           Access and Investigation.

(a)           Between the date of this Agreement and the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10.1 (the “Covered Period”), and upon reasonable notice, Seller will, and shall cause the Hamlin Mexico Shareholders and the Hamlin Companies and their respective Representatives to (i) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) access, during regular business hours, to the Hamlin Companies’ properties (including for the purposes of performing any Phase I environmental assessments, provided that any investigations or audits of compliance with Environmental Laws beyond a Phase I is subject to the prior written consent of the Seller), key personnel, officers, customers, suppliers, Contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company and that maintains the confidentiality of the transactions contemplated by this Agreement; (ii) furnish Buyer Group with copies of all such Contracts, Permits, books and records and other existing documents and data as Buyer may reasonably request; (iii) furnish Buyer Group with such additional financial, operating and other relevant data and information (to the extent such data and information already exists) as Buyer may reasonably request and (iv) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Company.

(b)           No information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

(c)           During the Covered Period, Seller will deliver to Buyer within 20 days after the end of each month an unaudited balance sheet and income statement for the Hamlin Companies for such calendar month and the year to date period (the “Updated Financial Statements”).  The Updated Financial Statements will be prepared in a manner consistent with the Ordinary Course of Business, in accordance with the books and records of the Hamlin Companies and in accordance with GAAP, subject to the exceptions to GAAP set forth on Schedule 3.7(b).

5.2           Conduct of Business.

(a)           Except as otherwise contemplated by this Agreement, during the Covered Period, Seller will, and shall cause the Hamlin Companies to, conduct the Business and operate the Hamlin Companies in the Ordinary Course of Business and, with respect to the Hamlin Companies, use its commercially reasonable efforts to:

(i)           preserve the Business intact and conserve the goodwill related thereto;

(ii)           preserve intact the present business organization of the Hamlin Companies, keep available the services of the officers (excluding those officers that are employees of the Seller), and Key Employees of the Hamlin Companies;

(iii)           preserve present relationships with suppliers, customers, lenders and others having business dealings with them; and

(iv)           other than as set forth on Schedule 5.2(a), (A) not enter into or adopt any new, or increase benefits under, or renew, terminate or amend any existing Employee Plan, except as required to ensure compliance with applicable Law, or (B) not increase, or accelerate the vesting or payment of, the compensation or benefits payable to any employee of any Hamlin Company, provided that none of the foregoing shall restrict the ability of the Hamlin Companies to hire new employees with an annualized salary or wage of $100,000 or less.

(b)           In connection with the foregoing, and without limiting the generality of this Section 5.2, the Seller will, with respect to each of the Hamlin Companies, and will cause each of the Hamlin Companies to:

(i)           maintain raw materials, supplies and other materials included in the Inventories at levels that are in the Ordinary Course of Business;

(ii)           maintain the Hamlin Companies’ assets (including buildings, offices, properties and equipment) in the Ordinary Course of Business, ordinary wear and tear excepted;

(iii)           continue to extend customers credit, collect Receivables and pay accounts payable and otherwise handle short-term assets and liabilities in the Ordinary Course of Business;

(iv)           maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of such entity;

(v)           continue to maintain its books and records in accordance with GAAP; and

(vi)           continue its cash management practices in the Ordinary Course of Business.

(c)           During the Covered Period, without the prior written consent of Buyer, and without limiting the generality of any other provision of this Agreement, Seller will not, and shall cause each of the Hamlin Companies not to, take any affirmative action, or fail to take any commercially reasonable action within its control, as a result of which any of the changes or events listed in Section 3.9 would be likely to occur.

(d)           During the Covered Period, Seller shall use commercially reasonable efforts to maintain and protect its  rights in and to the Seller Intellectual Property so as to not adversely affect the validity, enforcement or transfer to the Seller Intellectual Property to Buyer in accordance with the terms contemplated by this Agreement.

5.3           Consents and Approvals.  Seller will use commercially reasonable efforts to obtain, prior to the Closing Date, any of the Consents specified in Schedule 3.4 as Buyer may request, provided that Seller shall not be required to undertake extraordinary or commercially unreasonable measures in order to obtain any such Consent.  Buyer shall cooperate in all commercially reasonable respects to assist Seller in obtaining such Consents.

5.4           Required Antitrust Approvals.

(a)           Subject to compliance by Seller with its obligations pursuant to Section 5.4(d), Buyer shall use all commercially reasonable efforts to make full and accurate submissions, notifications and filings with all applicable foreign or domestic antitrust or competition authority (the “Required Antitrust Authorities”), as soon as practicable after the date of this Agreement, if not made before, and in any event within ten (10) Business Days of the date of this Agreement and shall use all commercially reasonable efforts to supply promptly any additional information and documentary material that may be reasonably requested by such Required Antitrust Authorities, with a view to obtaining the satisfaction of the condition precedent set forth in Section 7.1(d) as soon as reasonably practicable.  The filing fees charged by the applicable Required Antitrust Authorities for all submissions, notifications and filings with such Required Antitrust Authorities will be borne 50% by Buyer and 50% by Seller, provided that, if the Closing does not occur due to the failure to satisfy the condition in Section 7.1(d) as a result of the Buyer’s decision not to pursue any of the actions described in Section 5.4(b)(i), (ii) or (iii), the Buyer will promptly reimburse the Seller for any such filing fees paid by the Seller.

(b)           Without prejudice to the generality of Buyer’s obligation under this Section 5.4, Buyer shall take all reasonable steps necessary to ensure the satisfaction of the condition set forth in Section 5.4(a); provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of its Affiliates be required to (i) accept or offer to be bound by any conditions, obligations or other requirements that disrupt the financial or commercial fairness of the transactions contemplated by this Agreement to each party to this Agreement, including, but not limited to, (x) divesting, licensing, disposing of, or holding separate (or otherwise taking or committing to take any action that limits Buyer’s freedom or action with respect to, or its ability to retain, operate or control) businesses, product lines or assets transferred hereunder, or (y) divesting, licensing, disposing of, or holding separate (or otherwise taking or committing to take any action that limits Buyer’s freedom or action with respect to, or its ability to retain, operate or control) the businesses, product lines or assets of Buyer or its Affiliates, (ii) agree to the requirement of expenditure of money by Buyer or any Hamlin Company to a third party in exchange for any Consent, or (iii) except with respect to any inquiries or requests for additional information from the United States Federal Trade Commission and/or the United States Department of Justice or similar requests from any other Governmental Authority with respect to any foreign antitrust Laws, litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of the HSR Act or any applicable foreign antitrust Law.

(c)           Buyer shall liaise with Seller in relation to each step of the procedure before such authorities and as to the contents of all substantive communications with the relevant regulatory authorities. In particular, Buyer (x) will keep Seller regularly informed of the processing of the antitrust filing, (y) will provide Seller promptly with all non-privileged or non-commercially sensitive substantive documents and information concerning such antitrust filings and any such substantive information exchanged with the Required Antitrust Authorities, and (z) will communicate with the Required Antitrust Authorities on substantive matters only after prior consultation with Seller and their advisors (and taking into account reasonable comments of Seller and their advisors) and will not make any notification, submission, filing and any other communication in relation to the antitrust clearance without first providing Seller with a copy of such notification in draft form and giving Seller an opportunity to discuss its content before it is filed with the Required Antitrust Authorities, given that it shall consider and take account of all reasonable comments made by Seller in this respect. In addition, Buyer will (x) use its best efforts to ensure that representatives of Seller and Buyer are provided with an opportunity to participate to all material phone calls and meetings with the Required Antitrust Authorities (to the extent deemed appropriate and reasonably practicable by Buyer, in its reasonable judgment, having due regard for commercial sensitivities) and (y) regularly review with Seller the progress of any notifications or filings with a view to obtaining the antitrust clearance at the earliest reasonable opportunity.

(d)           Seller agrees to diligently assist and cooperate with, and to use its commercially reasonable efforts to and to cause its Affiliates (where applicable) to diligently assist and cooperate with, Buyer, upon its request, including in timely providing Buyer and its advisors such information in their possession as is reasonably necessary for Buyer to make the appropriate antitrust filings.  To the extent required or advisable in order to satisfy the condition precedent set forth in Section 5.4(a), Seller shall make, or shall cause its Affiliates to make, submissions, notifications and filings with the Required Antitrust Authorities on a timely basis in accordance with the procedures in Section 5.4(a) and Section 5.4(c), applied mutatis mutandis.

5.5           Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions provided for in this Agreement as soon as reasonably practicable.

5.6           Update Schedules.  Seller shall promptly disclose to Buyer in writing any information contained in the representations and warranties or the Schedules which is incomplete or no longer correct as of all times after the date of this Agreement through the Covered Period, provided that no such notice shall give rise to the Buyer’s right to terminate this Agreement unless and until this Agreement shall be terminable by Buyer in accordance with Section 10.1(c).  Neither the supplementation of the Schedules pursuant to the obligation in this Section 5.6 nor any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein, and determination of any liability for breach of representations or warranties either at signing or at Closing shall be made without reference to any supplements and with reference only to the Schedules as they stand on the date of this Agreement.

5.7           No Solicitation.  Seller shall not, and shall cause the Hamlin Mexico Shareholders, the Hamlin Companies and each officer, director, employee, agent or other Representative of Seller or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney, accountant, or other advisor, agent or representative retained by Seller or any of its Subsidiaries) not to, (a) solicit, initiate, encourage, or induce or take any other action to in any way facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to (including by way of furnishing information or assistance) an Acquisition Proposal, (b) engage in or otherwise participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate or cooperate in any other manner with any Person relating to, any Acquisition Proposal, other than to notify any such Person that Seller and its Subsidiaries are contractually bound to forego such negotiations or discussions, or (c) agree to, approve or recommend any agreement, agreement in principle, letter of intent, term sheet, or other similar instrument relating to any Acquisition Proposal.  Seller shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing and enforce any confidentiality agreements to which Seller or any of its Subsidiaries is a party.

5.8           Confidentiality.  Unless and until the Closing has been consummated, Seller will hold, and shall cause its Representatives to hold, in confidence any confidential data or information made available to Seller and its Subsidiaries in connection with this Agreement with respect to Buyer and its Affiliates using the same standard of care to protect such confidential data or information as is used to protect Seller’s confidential information.  Unless and until the Closing has been consummated, Buyer will hold, and shall cause its Representatives to hold, in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Seller, the Hamlin Mexico Shareholders, the Hamlin Companies and their respective Affiliates, and the Business using the same standard of care to protect such confidential data or information as is used to protect Buyer’s confidential information.  All information provided by or on behalf of Seller, the Hamlin Companies or the Hamlin Mexico Shareholders in connection with this Agreement and the transactions contemplated by this Agreement shall be deemed “Evaluation Material” (as such term is defined in that certain Confidentiality Agreement, dated June 27, 2012, by and between Buyer and Seller (the “Confidentiality Agreement”)) and shall be subject to the terms and conditions of the Confidentiality Agreement.  The parties acknowledge and agree that the Confidentiality Agreement will terminate automatically, without any further action by either party, upon the Closing, but only with respect to the Evaluation Material relating to the Business or the Hamlin Companies (excluding any Confidential Information related to the Supply Agreement).

5.9           Certain Matters.  Seller shall cause the Company to take the actions set forth in Schedule 5.9.

VI.  ADDITIONAL COVENANTS

6.1           Buyer’s Obligation with Respect to Employees.

(a)           Except as set forth in Sections 6.14 and 6.15, Employees’ employment with the Hamlin Companies shall automatically continue following the Closing Date.  Those employees who are employed by the Hamlin Companies as of the Closing Date will be referred to as the “Employees.”

(b)           Within ninety (90) days of the Closing Date, Buyer shall not, and shall cause the Company not to effectuate an employment loss, as defined in WARN, other than for cause (as determined in Buyer’s reasonable judgment), in sufficient numbers such that the notice requirement of WARN is applicable.

(c)           Buyer shall take reasonable steps necessary to make sure that Employees shall (i) not be terminated within six months following the Closing Date, except for “cause” or due to significant adverse economic circumstances of Buyer; (ii) be covered for at least six months by employee benefit plans that, in the aggregate, provide benefits that are at least comparable to the benefits received by Employees immediately prior to the Closing Date; (iii) have any limitations as to preexisting conditions, exclusions and waiting periods waived (other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing); (iv) be provided with credit for any co-payments and deductibles paid by such Employee prior to the Closing for purposes of satisfying any applicable deductible or out-of-pocket requirements under any employee welfare benefit plan for the same plan year; and (v) be credited with his or her service accrued with the Hamlin Companies as of the Closing for all purposes, statutory or otherwise, other than in respect of accrual of benefits, but only to the extent such service was recognized in any comparable Employee Plan prior to Closing.

(d)           Seller and the Company shall take all steps necessary to (i) formally terminate, effective immediately prior to the Closing, the Company's participation in all Employee Plans established by Seller for its U.S. employees (excluding any individual offer letter, employment agreement or change of control agreements applicable to the Company's U.S. employees), including any Employee Plans that are intended to be tax qualified retirement plans, (ii) fully vest Employees in their 401(k) plan benefits effective immediately prior to the Closing, and (iii) cause the transfer of all health care and dependent care flexible spending account balances of Employees as of the Closing Date to a comparable plan of Buyer.

(e)           Buyer shall take whatever action is necessary for (i) Buyer’s 401(k) plan to accept Employee rollovers from the Employee accounts in the Key Safety Systems, Inc. Retirement Plan, including Employee loans under such plan and (ii) Buyer’s flexible spending account and dependent care account plans to accept the transfer of Employee balances from the comparable Employee Plan.

(f)           Notwithstanding anything in this Section 6.1 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by Buyer or any of its Affiliates, or shall limit the right of Buyer to amend, terminate or otherwise modify any employee benefit plan maintained by Buyer or any of its Affiliates following the Closing or to terminate or change the terms of the employment of any employee of Buyer or any of its Affiliates at any time.  If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan maintained by Buyer or any of its Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan maintained by Buyer or any of its Affiliates even though not explicitly designated as such in this Agreement, then, solely with respect to the employee benefit plan maintained by Buyer or any of its Affiliates at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

6.2           Assistance in Proceedings.  Seller and Buyer (and each of their Representatives) shall mutually cooperate in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding (other than any Proceeding between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand) involving or relating to (a) any of the transactions contemplated by this Agreement or (b) any action, circumstance, condition, failure to act, incident or transaction on or before the Closing Date involving Seller, its Subsidiaries, the Hamlin Companies, or the Business.

6.3           Retention of and Access to Books and Records.  After the Closing Date, Buyer shall retain for a period consistent with the Hamlin Companies’ record-retention policies and practices in effect immediately prior to the Closing Date the books and records of the Hamlin Companies.  Buyer shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Seller in such notice, provided that such business purpose is in connection with either (a) any Proceeding relating to a pre-Closing matter involving any Hamlin Company or the Business (unless a Buyer’s Indemnified Person is entitled to indemnification with respect thereto in which case nothing herein will limit Seller’s ability to request information pursuant to the normal rules of discovery under applicable Law), (b) any tax, audit or regulatory filing or matter relating to Seller or the Hamlin Mexico Shareholders or, for the period prior to the Closing Date, relating to the Hamlin Companies, (c) any insurance claim or matter relating to the Hamlin Companies and arising from facts and circumstances in existence prior to the Closing Date, (d) any circumstance in which Seller is required by Law to access such books and records, or (e) any other reasonable business purpose which does not, in Buyer’s good faith opinion, adversely affect the Buyer or any of its Affiliates.  After the Closing Date, Seller shall, and shall cause its Subsidiaries to, retain for a period consistent with the Hamlin Companies’ record-retention policies and practices in effect immediately prior to the Closing Date any books and records relating to the Business that are not otherwise in the possession of the Hamlin Companies or transferred to Buyer at or after the Closing.  Seller shall provide Buyer and its Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

6.4           Escrow Agreement.  On or before the Closing Date, the parties will enter into the Escrow Agreement.

6.5           Transition Services Agreement.  On or before the Closing Date, the parties will enter into a Transition Services Agreement, in substantially the form set forth on Exhibit B (the “Transition Services Agreement”).

6.6           Further Assurances.  In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the parties will take such further actions (including the execution and delivery of such further documents and instruments) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore).

6.7           Press Releases.  No party to this Agreement shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby, except (a) as required by applicable law or the rules or regulations of any securities exchange (with it being agreed that the initial filing by the Buyer in compliance therewith will be in substantially the form of Exhibit C attached hereto) or (b) for such written information as shall have been approved in writing as to form and content by the other party, which approval shall not be unreasonably withheld.  Prior to Closing, Seller and Buyer will consult with each other concerning the means by which any employee, customer or supplier of the Hamlin Companies or any other Person having any business relationship with the Hamlin Companies will be informed of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, after the Closing Buyer shall be permitted to issue press releases, make public announcements and communicate with employees, customers, suppliers and other Persons having business relationships with the Business without the consent or participation of Seller, provided that such communications are in compliance with the Confidentiality Agreement, and provided further that, to the extent such communications pertain to the financial terms contemplated by this Agreement, such communications do not contain such financial terms beyond those set forth in Exhibit C.

6.8           Covenant Not to Compete; Non-Solicitation of Employees.

(a)           Seller shall not, and shall cause its Subsidiaries not to, disclose or use any Confidential Information after the Closing (excluding any Confidential Information related to the Supply Agreement).  In the event that Seller or any of its Subsidiaries is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.8(a).  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller or any of its Subsidiaries.

(b)           Seller agrees that, for a period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, for itself or any other Person:

(i)           engage in the Restricted Business or any business that competes with the Restricted Business or invest in, own, manage, operate, consult with, provide financing to, or join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any Person engaged in the Restricted Business or any business that competes with the Restricted Business, in each case anywhere in the Applicable Area; or

(ii)           (A) call upon, solicit or provide services to any customer with the intent of selling or attempting to sell any products or services similar to those offered by the Restricted Business or (B) induce or attempt to induce any customer, client, supplier or other business relation of the Hamlin Companies to cease doing business or materially reduce its business with the Hamlin Companies with respect to the Restricted Business (including, without limitation, by making any negative or disparaging statements or communications regarding any of the Hamlin Companies or any of their operations, officers, directors or investors).

(c)           Seller agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, for itself or any other Person (i) hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Person employed by any of the Hamlin Companies or (ii) induce or attempt to induce any employee of the Hamlin Companies to leave the employ of the Hamlin Companies, or in any way interfere with the relationship between the Hamlin Companies and any employee thereof, provided that nothing contained herein shall prevent the Seller from (x) making any general media advertisement or non-directed search inquiry and hiring any line worker, administrative support or clerical employee who responds to such an advertisement or is identified in connection with such non-directed search inquiring, or (y) employing any such employee who has been terminated by the Hamlin Companies prior to the commencement of employment discussions between the Seller and such employee.

(d)           The parties specifically acknowledge and agree that (i) the character, periods and geographical area and the scope of the restrictions on Seller’s activities in this Section 6.8 are fair and reasonably required for the protection of Buyer and its Affiliates and (ii) the remedy at law for any breach of this Section 6.8 will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief or other equitable relief in any court of competent jurisdiction, without the necessity of proving actual damage or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions.

(e)           If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  In the event of litigation involving this Section 6.8, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom.  The existence of any claim or cause of action by Seller against Buyer, any Hamlin Company or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of this Section 6.8, which will be enforceable notwithstanding the existence of any breach by Buyer or any Hamlin Company.  Notwithstanding the foregoing, Seller will not be prohibited from pursuing such claims or causes of action against Buyer or any Hamlin Company.

(f)           Notwithstanding anything to the contrary in this Section 6.8:  (i) nothing in Section 6.8(b)(i) will restrict the Seller from purchasing or otherwise acquiring in the aggregate up to five percent (5%) of the outstanding stock of any publicly traded corporation; (ii) nothing in Section 6.8(b)(i) will restrict the Seller from purchasing or otherwise acquiring a Person engaged in the Restricted Business, but only if the gross sales of such Person attributable to the Restricted Business are less than 10% of such Person’s total gross sales; and (iii) the acquisition of the Seller by a Person that is engaged in the Restricted Business prior to such acquisition (the “Acquiring Company”) will not constitute a breach of Section 6.8 and, moreover, the provisions of Section 6.8 will not apply to any such Acquiring Company or its Affiliates.

6.9           Directors’ and Officers’ Indemnification.

(a)           All rights to indemnification existing in favor of directors, officers, employees or agents of the Hamlin Companies as provided in the articles of incorporation, bylaws, or other governing documents, of the Hamlin Companies, as in effect on the date hereof, with respect to matters occurring through the Closing Date, will survive the consummation of the transactions contemplated by this Agreement and will continue in full force and effect thereafter for a period of six (6) years.

(b)           This Section 6.9 is intended to be for the benefit of, and shall be enforceable by, such directors or officers, their heirs and personal representatives and shall be binding on Buyer and its successors and assigns.

6.10         Settlement of Intercompany Notes.  Except as set forth on Schedule 6.10, all intercompany notes between the Hamlin Companies and Seller and/or a Subsidiary of Seller shall be eliminated (which may include the netting of receivables and payables, contributions to equity and dividends) prior to the Closing.  For the avoidance of doubt, if any trade payables and trade receivables incurred in the Ordinary Course of Business between the Hamlin Companies and Seller and/or a Subsidiary of Seller are reflected in the Closing Working Capital, then such trade payables and trade receivables shall not be settled prior to the Closing.  Seller shall cause the transactions identified on Schedule 6.10 to be effected prior to the Closing.

6.11         Release.  If and only if the Closing occurs, Seller, for itself and its successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges each of the Hamlin Companies, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim.  Notwithstanding the preceding sentence of this Section 6.11, “Released Claims” does not include, and the provisions of this Section 6.11 shall not release or otherwise diminish, (i) the obligations of Buyer or the Hamlin Companies set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, or (ii) the obligations of the Hamlin Companies under any agreements relating to products or services sold to the Releasors before or after the Closing Date.

6.12         Seller Intellectual Property.  Seller agrees to cooperate with Buyer after Closing to effectuate the transfer and recordation of the Seller Intellectual Property to Buyer pursuant to Section 7.1(i) including, but not limited to, execution of powers of attorney, legalizations, affidavits and declarations in all relevant jurisdictions.

6.13         Change in Control Obligations; Closing Indebtedness and Transaction Expenses.  To the extent not included in the Current Liabilities, the Seller shall bear the cost of and, if applicable, promptly reimburse Buyer and the Hamlin Companies for, all payments, bonuses or severance obligations paid to employees of the Hamlin Companies (including any employees transferred pursuant to Section 6.15) which become due or are otherwise required to be made solely as a result of the Closing, the transactions contemplated by this Agreement, or as a result of any change of control or other similar provisions, including all related payroll, employment or other Taxes, if any, required to be paid by any of the Hamlin Companies with respect to the foregoing.  For the avoidance of doubt, the Seller will not have any obligation under this Section 6.13 for any such payments, bonuses or severance obligations which become payable after the occurrence of an additional event (e.g. termination of employment) following the Closing.  To the extent not included in the determination of the Final Purchase Price pursuant to Article I, the Seller shall bear the cost of and, if applicable, promptly reimburse Buyer and Hamlin Companies for, all Closing Indebtedness and Closing Transaction Expenses.

6.14         Retention of Employees.  The parties agree that the Seller will (or will cause its Subsidiaries to) retain the employment of the individuals listed on Schedule 6.14 such that, effective as of the Closing, none of those individuals will be employed by any of the Hamlin Companies.  All costs associated with such transfers will be borne by Seller.

6.15         Transfer of Employees.  The parties agree that Buyer will cause one of the Hamlin Companies to offer employment to each of the individuals listed on Schedule 6.15, with such employment to be effective as of the Closing Date and, except as otherwise provided in Section 6.1, upon terms and conditions substantially the same as in effect immediately prior to the Closing Date.

VII.  CONDITIONS TO CLOSING

7.1           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction at or prior to the Closing of each of the following conditions:

(a)        The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if originally made on and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date), with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect, and Buyer shall have received a certificate to such effect signed by Seller.

(b)           All of the agreements and covenants that Seller is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have received a certificate to such effect signed by Seller.

(c)           Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(d)           All waiting periods shall have expired or shall have been terminated and all required approvals shall have been received under the Required Antitrust Approvals, and Buyer and the Hamlin Companies shall have received the Consents set forth on Schedule 7.1(d).

(e)           No Proceeding shall have been instituted by any Person which seeks to prevent, restrain, change or delay the consummation of the transactions contemplated herein, and there shall not be any Governmental Order in effect preventing consummation of any of the transactions contemplated by this Agreement.

(f)           The Escrow Agreement executed by Seller shall have been delivered to Buyer.

(g)           The Transition Services Agreement executed by Seller shall have been delivered to Buyer.

(h)           Resignations and releases executed by directors and officers of each of the Hamlin Companies shall have been delivered to Buyer substantially in the form attached hereto as Exhibit D.

(i)           The Assignment of Intellectual Property executed by Seller shall be delivered to Buyer.

(j)           The supply agreement between Seller and the Company with respect to certain products manufactured by the Company and/or the Hamlin Companies purchased by Seller and/or its Subsidiaries in the form attached hereto as Exhibit E (the “Supply Agreement”) executed by Seller shall be delivered to Buyer.

(k)           The Hamlin Companies shall not have terminated the employment of any of the Key Employees without Cause prior to the Closing.

(l)           Seller shall have delivered to Buyer all documentation necessary to obtain releases of all Liens other than the Permitted Liens, including appropriate UCC termination statements, in each case in form and substance reasonably satisfactory to Buyer.

(m)           Seller shall have delivered to Buyer payoff and release letters from the holders of the Debt set forth on Schedule 7.1(m) that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Hamlin Companies shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Hamlin Companies by the holders of such Liens, in each case in form and substance reasonably satisfactory to Buyer.

(n)           Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Reg. § 1.1445-2(b)(2) stating that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(o)           Seller shall have delivered to Buyer at Closing the documents and instruments referred to in Section 1.6(a).

7.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if originally made on and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date), with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect, and Seller shall have received a certificate to such effect signed by an officer of Buyer.

(b)           All of the agreements and covenants that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Seller shall have received a certificate to such effect signed by an officer of Buyer.

(c)           The Escrow Agreement executed by Buyer shall have been delivered to Seller.

(d)           The Transition Services Agreement executed by Buyer shall have been delivered to Seller.

(e)           The Assignment of Intellectual Property executed by Buyer shall be delivered to Seller.

(f)           The Supply Agreement executed by Buyer shall be delivered to Seller.

(g)           Buyer shall have delivered to Seller at Closing the documents and instruments referred to in Section 1.6(b).

VIII.  TAXES

8.1           Proration of Taxes; Tax Indemnification.  Any Taxes of any of the Hamlin Companies for a taxable period beginning before and ending after the Closing Date (“Straddle Period”) shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period, in the case of property Taxes, license fees, and other periodic non-income Taxes, by apportioning to the Pre-Closing Period the amount of the Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period that fall in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period, and apportioning to the Post-Closing Period the remainder of such Taxes for the Straddle Period, and, in the case of other Taxes, on an interim closing of the books as of the close of the Pre-Closing Tax Period.  The amount of property Taxes shall be reapportioned within 30 days after the date of the receipt of the bill for the actual property Taxes for the Straddle Period.  Seller shall be responsible for and pay, and shall indemnify and hold the Buyer’s Indemnified Persons harmless from, all Taxes of, imposed on, or payable with respect to, each of the Hamlin Companies attributable to any Pre-Closing Tax Period, except to the extent such Taxes are accrued for in the calculation of the Final Purchase Price.  Buyer shall be responsible for and pay, and shall indemnify and hold the Seller harmless from, all Taxes of, imposed on, or payable with respect to, each of the Hamlin Companies attributable to any Post-Closing Tax Period.  Buyer and Seller shall treat each of the Hamlin Companies’ taxable year as terminating on the Closing Date for purposes of this Section 8.1.

8.2           Filing of Tax Returns.

(a)           Pre-Closing Tax Returns.

(i)           Pre-Closing Tax Returns of the Company. Seller shall include the income of the Company (including any deferred items required to be included in income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income.  The Company shall furnish Tax information to Seller for inclusion into Sellers’s federal consolidated income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice.  The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

(ii)           Pre-Closing Tax Returns of Non-Consolidated Companies.  Except as otherwise provided in this Section 8.2, Seller shall prepare all Tax Returns of each of the Hamlin Companies that does not file a consolidated return with Seller (“Non-Consolidated Companies”) and which is required to be filed for periods ending on and including the Closing Date that have not been filed by the Closing Date (“Pre-Closing Tax Returns”).

Buyer shall have an opportunity to review and approve such Tax Returns prior to their filing (which approval shall not be unreasonably withheld).  Notwithstanding the foregoing, Seller shall prepare or cause to be prepared all Tax Returns that require any of the Hamlin Companies to be included in its returns for any Pre-Closing Tax Period.

(b)           Non-Consolidated Company Straddle Period Tax Returns. For any Non-Consolidated Company, Buyer shall prepare all Tax Returns for periods that begin during the Pre-Closing Tax Period and end after the Closing Date (“Straddle Tax Returns”).  At least 30 days (or such shorter period as may be practicable with respect to the applicable entity) prior to the final due date (including extensions) of each Straddle Tax Return, Buyer shall forward a copy of such Straddle Tax Return to Seller for Seller’s review and comment.  At least 30 days (or such shorter period as may be practicable with respect to the applicable entity) before the due date (including extensions) of each Straddle Tax Return, Seller shall pay to the Buyer by wire transfer of immediately available funds to the bank account designated by Buyer an amount of cash equal to the amount of Taxes shown as due on such Straddle Tax Returns which are attributable to the Pre-Closing Tax Period and allocated to Seller pursuant to Section 8.1.

(c)           Filing Basis. Buyer and Seller agree to file, or cause to be filed, all relevant Tax Returns on the basis that the purchase and sale contemplated herein shall occur for Tax purposes as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis.

(d)           Refunds and Credits.

(i)           Within ten days after Buyer actually realizes or otherwise actually obtains a monetary benefit from any Seller Tax Benefit (defined below), Buyer will pay to Seller an amount equal to the Seller Tax Benefit, except to the extent the applicable Seller Tax Benefit was included in the final Working Capital Adjustment and taken into account in determining the Final Purchase Price.

(ii)           “Seller Tax Benefit” means the after-tax monetary value actually realized by Buyer or the Hamlin Companies resulting from:

(A)           Buyer’s or the Hamlin Companies’ receipt of a refund of Taxes with respect to a Pre-Closing Tax Period, plus

(B)           Buyer’s or the Hamlin Companies’ application of a credit on a Post-Closing Tax Return (that reduces Taxes that would otherwise be payable) attributable to Taxes previously paid by Seller on a Pre-Closing Tax Return, plus

(C)           any interest, net after Tax, received from a taxing authority with respect to all such amounts.

(iii)           For purposes of this Section 8.2, the terms “Tax” and “Taxes” shall be deemed to exclude goods and services taxes and any value-added Taxes.

(e)         Other Items.

(i)           Buyer and Seller will treat all payments to Seller as and when made under Section 8.2(d) above as additional payments of the Final Purchase Price.

(ii)           Buyer and Seller acknowledge that, in accordance with, and to the extent permitted by, Section 1.461–4(d)(5)  of the Treasury Regulations (or comparable provision of state or local Law), Seller may claim a deduction with respect to liabilities that are assumed by Buyer and for which Seller would be entitled to a deduction but for the economic performance requirement of Section 461(h) of the Internal Revenue Code (or comparable provisions of state or local Law).

8.3           Amended Returns.  No Tax Return with respect to the Hamlin Companies for periods:

(a)           ending on or before the Closing Date, or

(b)           which begin before and ends after the Closing Date,

shall be amended without Buyer’s or Seller’s consent (which shall not be unreasonably withheld or delayed), as applicable, if it would result in an increase in the amount of Taxes for which Buyer or Seller are liable under this Agreement.

8.4           Section 338(h)(10) Election.

(a)           Buyer and Seller shall make a timely election under Section 338(h)(10) of the Code (and any comparable election under state, provincial, local, or foreign tax law) with respect to the acquisition of the Company by Buyer.  Buyer and Seller shall cooperate fully with each other, in the making of such election.  In particular, and not by way of limitation, in order to effect such election, on or prior to the Closing Date, Buyer and Seller shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations.

(b)           Each of Buyer and Seller will, within 30 days after determining an allocation of the Final Purchase Price, furnish to the other a summary statement of the allocations each has elected to make.  Nothing in the preceding sentence will require either Party to furnish the other with its Form 8883.  Buyer and Seller each acknowledge and agree that nothing in this subsection (b) requires either Party to accept or to agree to the allocation made or to be made by the other Party.

8.5           Transfer Taxes.  All sales, use and transfer Taxes, including any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer Taxes, due by reason of the consummation of the purchase of the Shares or otherwise levied by any Governmental Authority in connection with the transactions contemplated by this Agreement (but excluding, for the avoidance of doubt, any Taxes which are in the nature of income Taxes or capital gains Taxes, all of which shall be borne entirely by the Seller), including any interest or penalties in respect thereof, shall be borne equally by Buyer and Seller, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the applicable Governmental Authority or other third party.  Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such transfer taxes and other obligations.

8.6           Cooperation on Tax Matters.

(a)           Seller and Buyer agree to cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to cooperate, and to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to any of the Hamlin Companies as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or Proceeding relating to any proposed Tax adjustment for which Seller or Buyer retains liability under this Article VIII.  Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.

(b)           Buyer and Seller agree to retain or cause to be retained all books and records pertinent to any of the Hamlin Companies until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial Proceedings relating to any proposed assessment, and to abide by and cause the Hamlin Companies to abide by all record retention agreements entered into with any taxing authority.  Seller and Buyer agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Seller and Buyer shall allow the requesting party to take possession of such books and records.

(c)           Buyer and Seller shall cooperate with each other in the conduct of any audit or other Proceedings for any Tax purposes and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

8.7           Taxes related to Hamlin Mexico Shares
.

(a)           Seller, through the representative appointed in terms of article 208 of the Mexican Income Tax Law, shall be exclusively responsible for calculating and paying all applicable Taxes based on the transfer of the Hamlin Mexico Shares pursuant to paragraph sixth of article 190 of the Mexican Income Tax Law in force.

(b)           For purposes of Section 8.7(a), Seller shall appoint any of its Affiliates as representative in terms of article 208 of the Mexican Income Tax Law in substantially the form attached as Exhibit F.

IX.  INDEMNIFICATION

9.1           Indemnification by Seller.  Subject to the provisions of this Article IX, Seller shall indemnify and hold harmless Buyer, the Hamlin Companies and each of their respective officers, directors and Affiliates (“Buyer’s Indemnified Persons”) from and against, and shall reimburse Buyer’s Indemnified Persons for, any and all losses, liabilities, damages, claims, penalties, fines, dues, costs, amounts paid in settlement, court costs and Legal Expenses (collectively, “Losses”) (including any Losses suffered or incurred after the end of any applicable survival period, provided that an indemnification claim with respect to such Loss is made pursuant to this Article IX prior to the end of any applicable survival period) resulting from, relating to, arising out of or based upon:

(a)           Any breach of any representation or warranty of Seller set forth in Article II or Article III of this Agreement;

(b)           Any breach of any covenant, agreement or other obligation in this Agreement of the Hamlin Companies (prior to the Closing Date) or Seller;

(c)           Any obligation of any of the Hamlin Companies in effect as of the Closing Date to indemnify or hold harmless any current (as of the Closing Date) or former director or officer of any of the Hamlin Companies for claims that arise before or after the Closing Date but relate to periods prior to the Closing Date;

(d)           Any obligation of any of the Hamlin Companies in excess of $50,000 with respect to the potential claim identified on Schedule 9.1(d) (the “Indemnified Claim #1”), provided that, notwithstanding Section 9.3, Seller shall have sole control of the defense or settlement of Indemnified Claim #1, and provided further that Seller’s indemnification obligations shall not arise unless Buyer receives a third party claim relating to Indemnified Claim #1 and Buyer’s Indemnified Persons assert a claim under this subsection (d) in writing on or before the second (2nd) anniversary of the Closing Date (in which case the liability for such claim will continue until such claim is resolved); and

(e)           Any third-party infringement claim (or threatened infringement claim) asserted in writing by the person described on Schedule 9.1(e) or any transferee, assignee, or successor (the “Claimant”) on or before the 42nd-month “anniversary” of the Closing Date (in which case the liability for such claim will continue until such claim is resolved) relating to the matter described on Schedule 9.1(e) (the “Indemnified Claim #2”), provided that, notwithstanding Section 9.3, Buyer shall have sole control of the defense of Indemnified Claim #2, subject to Seller’s approval (which will not be unreasonably denied, delayed or conditioned) of any monetary settlement related thereto, and provided further that, notwithstanding the provisions of Section 9.6(c), Buyer will be entitled to the Losses specified in and subject to the terms set forth in Schedule 9.1(e).

In addition to the foregoing, none of Buyer or its Affiliates will institute or pursue a cancellation proceeding against the Claimant or Indemnified Claim #2 or otherwise engage directly or indirectly with the Claimant for a period of six (6) months after the Closing.  If, during such six (6)-month period, Seller is successful in negotiating, at its sole cost and expense, an assignment of the matter described in Schedule 9.1(e) to the Buyer or its designee or a termination of the underlying claim (with such assignment or termination in form and substance reasonably satisfactory to the Buyer), then Seller’s obligations under Sections 9.1(e) and 9.5(c) and this paragraph will be terminated.  However, if the Seller is not successful within such six (6)-month period in effecting such assignment or termination, then Seller shall reimburse Buyer’s Indemnified Persons, in an amount not to exceed $25,000, for all fees, costs and expenses (including reasonable attorney’s fees and the expenses of investigation and litigation) in relation to a cancellation proceeding against the Claimant or Indemnified Claim #2 provided that such cancellation proceeding is initiated on or before the third (3rd) anniversary of the Closing Date.  Buyer shall notify Seller of the institution of such cancellation proceeding promptly after  filing such proceeding, and Buyer shall have control of such proceeding.  Buyer shall submit invoices to Seller for such fees, costs and expenses, and Seller shall remit payment to Buyer within sixty (60) days of the date thereof.

9.2           Indemnification by Buyer.  Subject to the provisions of this Article IX, Buyer shall indemnify and hold harmless Seller, and its officers, directors and Affiliates (“Seller’s Indemnified Persons”) from and against, and shall reimburse Seller’s Indemnified Persons for, any and all Losses (including any Losses suffered or incurred after the end of any applicable survival period, provided that an indemnification claim with respect to such Loss is made pursuant to this Article IX prior to the end of any applicable survival period) resulting from, relating to, arising out of or based upon:

(a)           Any breach of any representation or warranty of Buyer set forth in Article IV of this Agreement; and

(b)           Any breach of any covenant, agreement or other obligation in this Agreement of Buyer.

9.3           Defense of Third-Party Claims.  If any Proceeding shall be instituted or any claim is asserted by any third party in respect of which any party to this Agreement may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually materially prejudiced thereby.  Such written notice shall describe the facts constituting the basis for such third-party claim and the amount of the potential Loss, in each case, to the extent known.  The Indemnifying Party shall have the right, at its option and expense, to participate in and control the defense of such proceeding or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

(a)           the Indemnifying Party must notify the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of such claim that the Indemnifying Party will so participate in and control the defense of such proceeding or claim;

(b)           the Indemnifying Party must provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder;

(c)           the Indemnifying Party must conduct the defense of such claim actively and diligently;

(d)           the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(e)           the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);

(f)           no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof a release from all liability of each Indemnified Party given by each claimant or plaintiff in such legal proceeding; and

(g)           the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent such claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, the Indemnified Party believes is reasonably likely to materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

           So long as all of the conditions described above are satisfied, the Indemnifying Party shall not be liable to such Indemnified Party under this Agreement for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs and expenses of the Indemnified Party incurred at the request of the Indemnifying Party.  In the event that any of the conditions above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against such claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including Legal Expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article IX.  The Indemnified Party will not settle or compromise any claim to the extent that it involves money damages without the prior consent of the Indemnifying Party, unless the Indemnifying Party has failed or refused to assist the Indemnified Party in the defense of such Indemnified Claim or has unreasonably withheld its consent to a proposed settlement or compromise of such claim or unless the Indemnified Party waives any liability of the Indemnifying Party for any Losses in connection with such Indemnified Claim.

9.4           Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually materially prejudiced thereby.

9.5           Survival.  The representations and warranties and the pre-Closing covenants of each party contained in this Agreement shall survive the Closing for a period ending on the fifteen (15) month “anniversary” of the Closing Date, at which time such representations, warranties and pre-Closing covenants shall terminate and thereafter be of no force and effect; provided, however, that:

(a)           the representations and warranties of Seller set forth in Section 2.1 (Organization), Section 2.2 (Authority and Enforceability), Section 2.5 (Ownership of Shares), Section 3.1 (Organization) and Section 3.6 (Capitalization) shall survive indefinitely (collectively, the representations and warranties described in this clause (a) are referred to as the “Fundamental Representations”);

(b)           the representations and warranties of Seller set forth in (i) Section 3.18 (Employee Benefit Plans) shall survive the Closing for a period ending on the third anniversary of the Closing Date, at which time such representations and warranties shall terminate and thereafter be of no force and effect and (ii) Section 3.26 (Environmental Matters) shall survive the Closing for a period ending on the fourth anniversary of the Closing Date, at which time such representations and warranties shall terminate and thereafter be of no force and effect;

(c)           the representations and warranties of Seller set forth in Section 3.23 (Intellectual Property) relating to Indemnified Claim #2 shall survive the Closing for a period ending on the 42nd-month “anniversary” of the Closing Date, at which time such representations and warranties shall terminate and thereafter be of no force and effect; and

(d)           the representations and warranties set forth in Section 3.21 (Taxes Returns and Taxes) shall survive until thirty (30) days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates, at which time such representations and warranties shall terminate and thereafter be of no force and effect.

           Any claim for indemnity under Section 9.1(a) or Section 9.2(a) shall be asserted in writing within the foregoing time periods (provided, that any claim related to fraudulent breaches of the representations, warranties or pre-Closing covenants may be made at any time within the applicable statute of limitations), in which case the liability for such claim will continue until such claim is resolved.  All of the post-Closing covenants or other agreements contained in this Agreement shall survive the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms; provided, that, for the avoidance of doubt, any claim for indemnity under Section 9.1(b) or (c), or Section 9.2(b) may be made at any time within the applicable statute of limitations.  The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

9.6           Indemnification Limitations.  Notwithstanding anything to the contrary in this Agreement:

(a)           Seller shall not be required to indemnify a Buyer’s Indemnified Person under Section 9.1(a) unless and until the aggregate amount of such claims under this Agreement exceeds $1,087,500 (the “Basket”), and then Buyer’s Indemnified Persons may only assert claims for the excess of such aggregate claims over the Basket; provided that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Fundamental Representations or (ii) any fraudulent breach of a representation or warranty.

(b)           In no event shall Seller’s maximum aggregate liability for indemnification under Section 9.1 exceed $14,500,000; provided that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Fundamental Representations, (ii) breaches of the covenants or other agreements set forth in Articles I, VIII or XI or Sections 5.9, 6.8, 6.13, 6.14 or 6.15; or (iii) any fraudulent breach of a representation, warranty covenant or agreement.

(c)           No Indemnified Party shall have a right to indemnification with respect to any special, punitive, exemplary or consequential damages incurred or suffered by an Indemnified Party under this Agreement (unless actually paid to a third party), and in no event shall Losses include a Person’s special, punitive, exemplary or consequential damages (unless actually paid to a third party).

(d)           To the extent that the board of directors or any senior executive officer of Buyer or Seller or any Key Employee or their successor becomes aware that the Buyer's Indemnified Persons or the Seller's Indemnified Persons (as the case may be) are entitled to indemnification for a matter pursuant to this Agreement, then such Indemnified Party shall use commercially reasonable efforts to mitigate all Losses for which such Indemnified Party is entitled or may be entitled to indemnification under this Article IX (that is, such Indemnified Party shall use commercially reasonable efforts to respond to such Losses in the same manner that it would respond to such Losses in the Ordinary Course of Business consistent with past practice in the absence of the indemnification provided for in this Agreement).  Notwithstanding the foregoing, the failure of any Indemnified Party to use such efforts to mitigate shall not constitute a defense to, or in any way otherwise relieve the Indemnifying Party of, the Indemnifying Party’s obligations to indemnify the Indemnified Party pursuant to this Agreement, but may be asserted by the Indemnifying Party to reduce the amount of the indemnity.  The amount of any Losses for which indemnification is provided for under Section 9.1 or 9.2 shall be offset by (i) any amounts recovered by the Indemnified Party as a result of any indemnification, contribution or other similar payment by any third party, net of any expenses incurred by the Indemnified Party in collecting such amount, (ii) any insurance proceeds received by the Indemnified Party from third party insurers with respect to such Losses, net of any expenses incurred by the Indemnified Party in collecting such amount and any increased premiums resulting therefrom, and (iii) any (A) Tax benefits arising from the incurrence or payment of any Losses actually realized by the Indemnified Party by way of a reduction of cash Taxes payable, calculated on a “with and without” basis, (B) less any Tax detriments to the Indemnified Party, including any taxes payable by the Indemnified Party arising from the receipt of the payment for the Loss and any reduction in  the Indemnified Party’s future depreciation or amortization resulting from the Loss (calculated on a present value basis).  In calculating the amount of any such Tax benefit pursuant to the preceding sentence, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Losses.  Buyer and Seller agree to (and agree to cause the other Indemnified Parties to) use commercially reasonable efforts to make any claims for insurance available from any third party insurers with respect to Losses for which any Indemnified Party seeks indemnification hereunder; provided, that the costs incurred by such Indemnified Party in seeking such recovery shall be included in its Losses for purposes of this Article IX.  If any such insurance proceeds are received by any Indemnified Party after receipt of any indemnification payment pursuant to this Article IX, the Indemnified Party shall promptly repay to the Indemnifying Party such portion of such indemnification payment equal to the amounts so recovered or realized.

(e)           Any indemnification payments made pursuant to this Article IX shall be treated by the parties to this Agreement as an adjustment to the Purchase Price, unless otherwise required by Law.  For purposes of determining the amount of Losses resulting from any misrepresentation or breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the parties that for purposes of determining liability under this Article IX, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

(f)           Notwithstanding any other provision of this Agreement to the contrary, no Buyer’s Indemnified Person shall be entitled to indemnification under this Article IX for any Losses to the extent such Losses are reflected in the Closing Indebtedness, the Closing Cash or in Closing Working Capital used to determine the Final Purchase Price (including the Working Capital Adjustment).

(g)           Seller’s indemnification obligations under Section 9.1(a) with respect to a breach of Seller’s representations and warranties set forth in Section 3.26 shall not include the obligation to pay for or to reimburse Buyer for the cost of any cleanup, removal, containment or remedial response (i) to achieve a cleanup standard in excess of standards required under Environmental Laws applicable to the industrial use of the applicable Owned Real Property or Leased Real Property, as the case may be, or (ii) that are not performed or incurred in a commercially reasonable manner.

9.7           Indemnification Escrow.

(a)           For as long as there are funds in the Escrow Fund, any and all amounts payable pursuant to Section 9.1(a) by Seller as indemnifying party to a Buyer’s Indemnified Person will be paid in cash first out of the Escrow Fund, and thereafter by Seller, in accordance with payment instructions provided by Buyer.  The existence of the Escrow Fund will not be deemed to limit the amount of any allowable claims by a Buyer’s Indemnified Person pursuant to this Agreement for Losses in excess of the amount of such escrowed funds.  The Escrow Fund shall be available for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Escrow Period”).

(b)           On the final day of the Escrow Period, Buyer and Seller shall promptly execute and deliver a joint written notice to the Escrow Agent, directing the Escrow Agent to disburse an amount equal to the then remaining Escrow Fund (less any amounts to cover any outstanding claims) to Seller.

9.8           Exclusive Remedy

.  Following the Closing and subject to the specific dispute resolution mechanics provided in Article I and the parties right to seek specific performance and injunctive relief to enforce the terms of any covenant in this Agreement, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Buyer’s Indemnified Persons and Seller’s Indemnified Persons) for any inaccuracy or breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement (other than an inaccuracy or breach of Section 2.5 (Ownership of Shares or in the case of fraud).

X.  TERMINATION

10.1           Termination.  This Agreement may be terminated at any time prior to Closing:

(a)           by mutual consent of Buyer and Seller;

(b)           by either Buyer or Seller at any time after the date that is the three (3)-month anniversary of the date of this Agreement (the “Final Termination Date”), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement and such breach results in the inability of the breaching party to satisfy the conditions in Article VII, then the breaching party may not avail itself of the right under this Section 10.1, and provided further that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party;

(c)           by Buyer, by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 7.1(a) or Section 7.1(b) not to be satisfied and (ii) is not cured (if curable) within thirty (30) days following delivery by Buyer to Seller of written notice of such breach;

(d)           by Seller, by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) is not cured (if curable) within thirty (30) days following delivery by Seller to Buyer of written notice of such breach; or

(e)           by either Buyer or Seller if a court of competent jurisdiction or Governmental Authority shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable.

10.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall, subject to the last sentence of this Section 10.2, forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, other than liability of the Buyer or the Seller, as the case may be, for any breach of this Agreement occurring prior to such termination; provided, however, that, in the event this Agreement is terminated pursuant to Section 10.1, the parties hereto acknowledge that it is the intention of the parties hereto that no party shall have any remedy or right to recover for any losses or damages resulting from any breach of any representation or warranty contained herein. In determining losses or damages recoverable by a party hereto for another party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by such party or such party’s stockholders (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party.  Notwithstanding the foregoing, the provisions of this Section 10.2, Section 5.8 and Article XI shall survive any termination of this Agreement.

XI.  OTHER PROVISIONS

11.1           Appendices, Exhibits and Schedules.

(a)           All Appendices, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

(b)           The Schedules provide information with respect to, or otherwise qualify, the representations, warranties and covenants in the corresponding sections of this Agreement and any other sections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other section of this Agreement.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms of the Agreement to be disclosed, is material to the Company, has or would have a Material Adverse Effect, or is outside the Ordinary Course of Business.

11.2           Amendment.  This Agreement and the Appendices, Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.3           No Waiver.  No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver any such party’s right to demand strict compliance with the terms of this Agreement.

11.4           Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the Appendices, Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) except with respect to the Persons referenced in Section 6.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.5           Governing Law.  The laws of the state of Michigan, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the state of Michigan to be applied, govern all matters arising out of or relating to this agreement, including its validity, interpretation, construction, performance and enforcement.

11.6           Forum Selection. Consent to Service of Process; Waiver of Jury Trial.  Each party hereby irrevocably (i) submits to the exclusive jurisdiction of any state court sitting in Macomb County, Michigan or any federal court sitting in the Eastern District of Michigan in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined only in any such court, (iii) hereby waives any claim of inconvenient forum or other challenge to venue in such court, and (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.  The Buyer irrevocably consents to the service of process out of any of the courts listed in this Section 11.6 by the mailing of copies by registered or certified mail, postage prepaid, to the Buyer at its address set forth in Section 11.7, such service to become effective 30 days after such mailing.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS INDEMNIFIED PARTIES TO IRREVOCABLY WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND/OR THE TRANSACTIONS.

11.7           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the day of service if served personally on the party to whom notice is given, (b) on the date of receipt if delivered by e-mail (so long as promptly confirmed by delivery in person, recognized overnight courier or U.S. mail as otherwise provided herein) or nationally recognized overnight courier, or (c) on the third (3rd) Business Day after deposit in the U.S. mail if mailed to the party to whom notice is given by registered or certified mail, postage prepaid, return receipt requested and properly addressed as follows:

If to Buyer, addressed to:

Littelfuse, Inc.
8755 W. Higgins Road, Suite 500
Chicago, Illinois
Attention: Ryan Stafford, Vice President and General Counsel
Email: rstafford@littelfuse.com

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
28 State Street
Boston, MA 02109
Attn: Byron S. Kalogerou, Esq. and Sam Wales
Email: bkalogerou@mwe.com and swales@mwe.com

If to Seller, addressed to:

Key Safety Systems, Inc.
7000 Nineteen Mile Road
Sterling Heights MI 48314
Attention: Thomas M. Dono, Jr.
Senior Vice President, Legal Affairs and
General Counsel
Email: donoT@KeySafetyinc.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
400 Renaissance Center
Detroit, MI 48243
Attention: J. Michael Bernard
Email: jbernard@dykema.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

11.8           Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

11.9           Expenses.  Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder, except as otherwise expressly set forth in this Agreement.

11.10           Construction.

(a)           The parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include” and “including”, and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”, and (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein have the meanings given to them under GAAP on the date hereof.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

11.11           Successors and Assigns.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that:

(a)           Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (ii) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Hamlin Companies, or any of their respective Affiliates, or (iii) assign its rights under this Agreement to any Person that acquires the Company or substantially all of its assets; and

(b)           Seller may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Seller nonetheless shall remain responsible for the performance of all of its obligations hereunder), (ii) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Seller or any of its Affiliates, or (iii) assign its rights under this Agreement to any Person that acquires Seller or substantially all of its assets.

11.12           Definitions.  Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Appendix A attached hereto.

11.13           Specific Performance.Seller agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Seller’s activities in Section 6.8 are fair and reasonably required for the protection of Buyer and its Affiliates.  It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Section 6.8), and enforcing specifically the terms and provisions.  Seller hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:	LITTELFUSE, INC.

	By:	/s/ Philip G. Franklin

	Its:	Vice President, Operations Support & CFO

SELLER:	KEY SAFETY SYSTEMS, INC.

	By:	/s/ David Smith

	Its:	Sr. Vice President and Chief Financial Officer

APPENDIX A

Definitions

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Appendix A:

“Acquiring Company” is defined in Section 6.8.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Buyer or its Affiliates relating to, whether in a single transaction or series of related transactions (a) any sale of substantially all assets, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any of the Hamlin Companies, (b) any direct or indirect acquisition or purchase of any class of the capital stock of any of the Hamlin Companies, or (c) any other transaction having a similar effect to those described in clauses (a)-(b).

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, (b) any officer, director or shareholder of such Person, and (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b).

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means all of the agreements being executed and delivered at or in connection with the Closing pursuant to this Agreement.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, South America, Europe and Asia, but if such area is determined by judicial action to be too broad, then it means (c) any country in which any of Hamlin Companies engaged in the Restricted Business for the 12 month period prior to the Closing Date.

“Assignment of Intellectual Property” means the form of assignment of Intellectual Property relative to the Seller Intellectual Property attached hereto as Exhibit G.

“Basket” is defined in Section 9.6.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business” is defined in the Recitals.

“Buyer” is defined in the Preamble.

“Buyer Group” is defined in Section 5.1.

“Buyer Service Agent” is defined in Section 11.6.

“Buyer’s Indemnified Persons” is defined in Section 9.1.

“Cash and Cash Equivalents” means all (a) cash and cash equivalents (excluding Restricted Cash) and (b) deposits required to be reflected as cash and cash equivalents (excluding Restricted Cash) and (c) deposits (each of clauses (a)-(c) net of any outstanding checks or drafts or drafts written against such cash, cash equivalents or deposits required to be reflected as cash and cash equivalents), in each case of the Hamlin Companies as determined in accordance with GAAP.

“Cause” means (i) the Employee’s fraud, dishonesty, willful misconduct or gross negligence in the performance of the Employee’s duties; (ii) the Employee’s failure to materially comply with any of the policies, rules or directives of his or her employer; or (iii) the Employee’s engagement in any serious misconduct which is substantially injurious to the Hamlin Companies or the Business.

“Claimant” is defined in Section 9.1.

“Closing” is defined in Section 1.5.

“Closing Cash” is defined in Section 1.2.

“Closing Date” is defined in Section 1.5.

“Closing Financial Information” is defined in Section 1.4.

“Closing Indebtedness” is defined in Section 1.2.

“Closing Payment” is defined in Section 1.3.

“Closing Transaction Expenses” is defined in Section 1.2.

“Closing Working Capital” is defined in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals.

“Company Purchase Price” is defined in Section 1.2.

“Company Shares” is defined in the Recitals.

“Confidential Information” means any information concerning the business and affairs of the Hamlin Companies not already generally available to the public.

“Confidentiality Agreement” is defined in Section 5.8.

App. A-2

“Consent” means any consent, approval, authorization, or waiver from, notice to, or registration or filing with any Person or Government Authority.

“Contract” means any agreement, contract, subcontract, lease, instrument, note, option, purchase order, work order, customer order, license or sublicense or other commitment or undertaking of any nature, in each case that is legally binding.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Period” is defined in Section 5.1.

“Current Assets” is defined in Section 1.2.

“Current Liabilities” is defined in Section 1.2.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) obligations in respect of banker’s acceptances or letters of credit, (e) obligations for the deferred purchase price of property or services (other than supplier tooling that is amortized in the purchase price of goods purchased by the Hamlin Companies and current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the final calculation of Closing Working Capital), (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of any of the Hamlin Companies, even though the Hamlin Companies have not assumed or otherwise become liable for the payment thereof, (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person, (h) obligations in respect of interest under any existing interest rate swap or hedge agreement entered into by any of the Hamlin Companies prior to Closing, (i) obligations under any sale and leaseback transaction, synthetic lease or other off-balance sheet loan or financing where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes, and (j) in each case together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties.

“Dollars“ and “$” means lawful money of the United States of America.

App. A-3

“Employee Plans” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) nonqualified deferred compensation plan (as defined in Section 409A of the Code), (iii) employment related plan, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, change-in-control, equity compensation, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other compensatory or employee benefit plans, contracts, programs, policies and arrangements (whether written or oral, subject to ERISA, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, insurance contract, or other funding mechanism related thereto now in effect or required in the future as a result of the transaction, under which any present or former employee, independent contractor, officer or director of any of the Hamlin Companies has any present or future right to benefits, which is sponsored or maintained by the Hamlin Companies, or with respect to which the Hamlin Companies has had or could reasonably be expected to have any liability.

“Employees” is defined in Section 6.1.

“Environmental Laws” means all Laws, Environmental Permits, Governmental Orders, or legally binding agreements relating to pollution, protection of the environment, natural resources or health and safety (including without limitation groundwater, waste water, storm water, drinking water, land surface or subsurface strata, wetlands, ambient air and indoor air), including, without limitation, all Laws, Environmental Permits, Governmental Orders, or legally binding agreements relating to the presence, emission, treatment, storage, discharge, transportation, distribution, delivery, disposal, arrangement for disposal, Release or threatened Release of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. §600, et seq., the Safe Drinking Water Act, 42 U.S.C. §300f, et seq., the Hazardous Material Transportation Act, 49 U.S.C. §1801, et seq., the Toxic Substances Control Act, 15 U.S.C. §2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., and any similar state or local Laws, Environmental Permits, Governmental Orders and legally binding agreements.

“Environmental Permits” means Permits which are or have been required under or are or have been issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control within the meaning of Section 4001(b)(1) of ERISA with the Hamlin Companies or that together with the Hamlin Companies is treated as a single employer under Section 414 of the Code.

“Escrow Agent” is defined in Section 1.3.

“Escrow Agreement” is defined in Section 1.3.

App. A-4

“Escrow Fund” is defined in Section 1.3.

“Escrow Period” is defined in Section 9.7.

“Estimated Closing Cash” is defined in Section 1.3.

“Estimated Transaction Expenses” is defined in Section 1.3.

“Estimated Closing Indebtedness” is defined in Section 1.3.

“Estimated Closing Working Capital” is defined in Section 1.3.

“Estimated Purchase Price” is defined in Section 1.3.

“Final Purchase Price” is defined in Section 1.4.

“Final Termination Date” is defined in Section 10.110.1.

“Financial Statements” is defined in Section 3.7.

“Fundamental Representations” is defined in Section 9.5.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied throughout the specified period.

“Governmental Authority” any supranational, national, federal, state, provincial, country, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Governmental Order” means any legally binding order, ruling, charge, subpoena, verdict, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Authority.

“Hamlin Companies” means the Company, Hamlin Electronics Europe, Hamlin

Asia Pacific Limited, Hamlin Electronics (Suzhou) Ltd, Hamlin Electronics GmbH, Hamlin RO, S.r.l., and Hamlin Mexico.

“Hamlin Electronics Europe” means Hamlin Electronics Europe, Ltd.

“Hamlin Mexico” means Productos Electro-Mecanicos BAC, S. de R.L. de CV.

“Hamlin Mexico Purchase Price” is defined in Section 1.2.

“Hamlin Mexico Shareholders” means Key Cayman II GP LLC and Key Safety Systems Luxembourg, S.a.r.l.

App. A-5

“Hamlin Mexico Shares” is defined in the Preamble.

“Hazardous Substance” means (i) any chemical, material or substance which is defined as or included in the definition of “waste”, “recycled materials”, “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Laws, (ii) any petroleum or petroleum products, crude oil or any fraction thereof, diesel fuel, gasoline, radioactive materials, acids, caustics, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, noise, odors and radon gas; or (iii) any chemicals, materials or substances that are regulated by or controlled pursuant to any Environmental Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act.

“Indemnified Claim #1” is defined in Section 9.1.

“Indemnified Claim #2” is defined in Section 9.1.

“Indemnified Party” is defined in Section 9.3.

“Indemnifying Party” is defined in Section 9.3.

“Intellectual Property” is defined in Section 3.23.

“Inventory” means all inventories, including raw materials, work in process, finished goods, components, spare parts and packaging materials.

“Key Employees” means Mark Scharff, Simon Pitkin, Tim Whalen, Matt Briggs, Bryan Johnson, Cherry Cai and Kim Bryant.

“Knowledge of Seller” and words of similar import mean with respect to any matter in question, means the actual knowledge of Greg Heald, Mark Scharff, Simon Pitkin, Tim Whalen, Matt Briggs, Bryan Johnson and Kim Bryant.

“Law” means any law, ordinance, code, statute, rule, or regulation of any Governmental Authority.

“Leased Real Property” is defined in Section 3.15.

“Legal Expenses” means reasonable attorneys’, accountants’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense of any Losses.

“Lien” means any pledge, lien (including without limitation any Tax lien), charge, claim, encumbrance, security interest, mortgage, proxy, right of first refusal, warrant, option or restriction on transfer.

App. A-6

“Losses” is defined in Section 9.1.

“Material Adverse Effect” means any event, change, development or effect that is materially adverse to (a) the Business, assets, or liabilities of the Hamlin Companies, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: any event, change, development or effect resulting from or arising out of (i) the announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the identity of Buyer; (ii) the performance by Seller of its respective obligations under this Agreement; (iii) actions or effects caused by or under the responsibility of Buyer; (iv) general economic conditions in the United States; (v) general conditions in the industries in which the Company conducts the Business; (vi) the initiation by any Person other than Seller or any of its Affiliates of proceedings under Chapter 11 of the United States Bankruptcy Code or other similar statutes or Laws or any adverse developments related to any such proceedings; or (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; provided, further, that in the case of the foregoing clauses (iv), (v), and (vii), except to the extent that such matters disproportionately impact Seller and the Hamlin Companies (taken as a whole) relative to other businesses in the industries in which Seller and the Hamlin Companies operate.

“Material Contracts” is defined in Section 3.19.

“Notice of Disagreement” is defined in Section 1.4.

“Ordinary Course of Business” means the usual and ordinary course of the Business consistent with past custom and practice of the Hamlin Companies.

“Overpayment” is defined in Section 1.3.

“Owned Real Property” is defined in Section 3.14.

“Permits” means all permits, approvals, consents, registrations, licenses, certificates, variances or other authorizations granted or required by or obtained from any Governmental Authority or other Person.

“Permitted Liens” means any of the following (a) liens for Taxes not yet delinquent, or the validity of which are being contested in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Pre-Closing Balance Sheet; (b) liens imposed by Law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other such liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, in each case for amounts not yet delinquent, or the validity of which are being contested in good faith through appropriate proceedings in a timely manner and for which adequate reserves have been established and shown on the Pre-Closing Balance Sheet; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) liens, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession the existence of which are not material on the operation of the Business or on the affected property; (e) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Authority or public utility or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility; and (f) customary contractual provisions providing for retention of title to goods until payment is made.

App. A-7

“Person” or “person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, and any other business entity or Governmental Authority.

“Personal Property” means all tangible personal property, including, but not limited to, all machinery, equipment, tools, dies, jigs, patterns, molds, trade fixtures, furniture, furnishings, vehicles and computer hardware.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Balance Sheet” is defined in Section 3.7.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 8.2.

“Proceeding” means any action, complaint, suit, litigation, arbitration, investigation, proceeding, or hearing, or audit (including any civil, criminal, administrative, or appellate proceeding) by or before any Governmental Authority or arbitrator.

“Purchase Price” is defined in Section 1.2.

“Real Property” means all real property, leaseholds and other interests in real property together with the Company’s interest in all buildings, improvements, fixtures and all appurtenances thereto.

“Receivables” means all accounts receivable, notes receivable and other amounts receivable from third parties.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on, into, or out of any property.

“Released Claims” is defined in Section 6.11.

“Released Parties” is defined in Section 6.11.

“Releasors” is defined in Section 6.11.

App. A-8

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Antitrust Approvals” means all antitrust approvals of a Governmental Authority to be obtained in order to consummate the transactions contemplated by this Agreement.

“Required Antitrust Authorities” is defined in Section 5.4.

“Restricted Business” means the business of manufacturing, marketing, distributing, selling or providing the products or services that any of Hamlin Companies provides, or is actively developing, on the Closing Date.

“Restricted Cash” means all restricted cash, securities or similar deposits of the Hamlin Companies determined in accordance with GAAP.

“Reviewing Accountant” is defined in Section 1.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller’s Indemnified Persons” is defined in Section 9.2.

“Seller Intellectual Property” is defined in Section 3.23.

“Seller Tax Benefit” is defined in Section 8.2.

“Shares” is defined in the Recitals.

“Significant Customer” is defined in Section 3.20.

“Significant Supplier” is defined in Section 3.20.

“Straddle Period” is defined in Section 8.1.

“Straddle Tax Returns” is defined in Section 8.2.

“Subsidiary” means, with respect to any Person, any other domestic or foreign corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (i) if a corporation, a majority of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

App. A-9

“Supply Agreement” is defined in Section 7.1.

“Target Working Capital” is defined in Section 1.2.

“Tax” or “Taxes” means any federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, escheat, unclaimed property, or other tax of any kind whatsoever.

“Tax Return” means any report, return, declaration, statement or other information required to be supplied to a taxing authority in connection with Taxes.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by any of the Hamlin Companies in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers) and (b) Taxes, if any, required to be paid by any of the Hamlin Companies with respect to the amounts described in clause (a) above.

“Transition Services Agreement” is defined in Section 6.5.

“Underpayment” is defined in Section 1.3.

“Updated Financial Statements” is defined in Section 5.1.

“WARN” means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Adjustment” is defined in Section 1.2.

App. A-10